As filed with the Securities and Exchange Commission on December 12, 2014

Registration No. _________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Aquarius Cannabis Inc.

(Exact Name of Registrant in its Charter)

Nevada	8741	47-1273086
(State or other Jurisdiction	(Primary Standard Industrial	(IRS Employer
of Incorporation)	Classification Code)	Identification No.)

2549 Cowley Drive

Lafayette, CO 80026

(888) 317-0460

(Address and Telephone Number of Registrant's Principal

Executive Offices and Principal Place of Business)

Copies of communications to:

Gregg E. Jaclin, Esq.

Szaferman, Lakind, Blumstein & Blader, PC

101 Grovers Mill Road, Suite 200

Lawrenceville, NJ 08648

Phone: 609-275-0400

Fax: 609-275-4511

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Aggregate Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.0001 par value per share	10,063,680	(1)	$0.0777	$781,948	$90.86

———————

(1)

This Registration Statement covers the resale by our selling security holders of up to a total of 10,063,680 shares of Common Stock which consists of: (a) 2,000,000 shares of Common Stock issued to a portion of our selling security holders in a private offering; (b) 3,838,680 shares of Common Stock issued to a portion of our selling security holders in exchange for all of the membership interests in our now wholly-owned subsidiary Aquarius Holdings LLC; (c) 869,565 shares of Common Stock issuable to one selling security holder upon conversion of a convertible promissory note issued by Aquarius Holdings LLC in exchange for services rendered; and (d) 3,355,435 shares of Common Stock issuable to a portion of our selling security holders upon conversion of convertible promissory notes issued by Aquarius Holdings LLC in two private offerings.

(2)

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our Common Stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price of the shares that were sold to a portion of our selling security holders in a private offering. The price of $0.0777 is a fixed price at which the selling security holders may sell their shares until our Common Stock is quoted in the OTCQB marketplace of OTC Link and thereafter at prevailing market prices or privately negotiated prices or in transactions that are not in the public market. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which regulates the OTCQB marketplace of OTC Link, nor can there be any assurance that such an application for quotation will be approved.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED DECEMBER 12, 2014

AQUARIUS CANNABIS INC.

10,063,680 SHARES OF COMMON STOCK

The selling security holders named in this prospectus are offering all of the shares of Common Stock offered through this prospectus. The Common Stock to be sold by the selling security holders as provided in the "Selling Security Holders" section is (a) 2,000,000 shares of Common Stock issued to a portion of our selling security holders in a private offering; (b) 3,838,680 shares of Common Stock issued to a portion of our selling security holders in exchange for all of the membership interests in our now wholly-owned subsidiary Aquarius Holdings LLC; (c) 869,565 shares of Common Stock issuable to one selling security holder upon conversion of a convertible promissory note issued by Aquarius Holdings LLC in exchange for services rendered; and (d) 3,355,435 shares of Common Stock issuable to a portion of our selling security holders upon conversion of convertible promissory notes issued by Aquarius Holdings LLC in private offerings. We will not receive any proceeds from the sale of the Common Stock covered by this prospectus.

Our Common Stock is presently not traded on any market or securities exchange. The selling security holders have not engaged any underwriter in connection with the sale of their shares of Common Stock. Common Stock being registered in this Registration Statement may be sold by selling security holders at a fixed price of $0.0777 per share until our Common Stock is quoted in the OTCQB marketplace of OTC Link and thereafter at prevailing market prices or privately negotiated prices or in transactions that are not in the public market. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority ("FINRA"), which regulates the OTCQB marketplace of OTC Link, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares of the selling security holders.

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act") and are subject to reduced public company reporting requirements.

Investing in our Common Stock involves a high degree of risk. See "Risk Factors" beginning on page 5 to read about factors you should consider before buying shares of our Common Stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is: December __, 2014

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the Common Stock. You should carefully read the entire prospectus, including "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements, before making an investment decision. In this Prospectus, the terms "Aquariuss" "Company," "we," "us" and "our" refer to Aquarius Cannabis Inc.

Overview

We were incorporated on July 3, 2014, under the laws of the state of Nevada. We acquired Aquarius Holdings LLC, a Colorado limited liability company ("Aquarius Colorado"), on December 1, 2014, via a share exchange agreement with Aquarius Colorado's members (the "Share Exchange"). In exchange for all of the membership interests of the members of Aquarius Colorado, we gave them shares of Common Stock and Aquarius Colorado became our wholly-owned subsidiary. Aquarius Colorado was formed on October 20, 2011.

We are a U.S.-based branding company in the medical and recreational marijuana industries. We are focused on building long-term consumer loyalty to exceptional, consistent, and pesticide-free marijuana products that we will market and sell under our Aquarius Cannabis brand.

To accomplish this, we will license our proprietary growing methods and environmental designs that provide the backbone for consistent marijuana growing. By partnering with us, producers will gain access to on-site consulting from top-tier experts in marijuana growing and horticultural production to ensure all growers that license our Aquarius Cannabis brand are able to meet the quality and consistency standards we set in their marijuana flowers that consumers expect from our brand. Our consultants work with and advise growers at every step of the way to ensure their success including: site planning, site set-up, and crop scheduling, as well as guidance and troubleshooting during production, harvest, curing, and packaging. We will help producers by lowering growing costs, increasing wholesale revenue, and decreasing the effort put into sales of their products.

At no point in time will we produce, distribute, or own the actual marijuana products that are distributed under our brand names.

Our management team consists of Michael Davis Lawyer, our President, Chief Executive Officer, Chief Financial Officer, and a director and Donald Grede, our Vice President and a director (collectively, "Management"). Mr. Lawyer has significant experience in marijuana retail, wholesale and cultivation and, we believe, a proven track record of success. Mr. Grede earned his MBA from the Massachusetts Institute of Technology and has decades of experience navigating businesses in new industries.

We intend to fill the noticeable void in the medical and recreational marijuana industries of producers and brands to be able to provide consistent products. We believe that we will be the first company with multiple medical marijuana and recreational marijuana brands distributed in multiple states. Because we own the Aquarius Cannabis brand, we are responsible to the end consumer for ensuring that each and every Aquarius Cannabis branded product is produced, packaged, and labeled consistently. Delivering on the brand promises of quality and consistency is how we add value to the end consumer.

We believe our projected revenue stream will be rapid and will grow as legalized marijuana in the U.S. expands. Currently 23 states as well as Washington D.C. and Guam have legalized medical marijuana and four states have legalized recreational marijuana. We expect each of these categories to grow in coming years.

We anticipate that we will profit from partnering with growers in California and other states and will increase the number of our partnerships resulting in increased revenues. We expect to attempt to form long-standing, mutually beneficial relationships with licensees by providing consistent and reliable products and services resulting in increased profitability for licensees. Once our brands gain traction with their consistent, premium products we believe our easily scalable model can be employed to license additional facilities and grow our brands.

We believe we are an early mover in a developing industry. We believe we have the necessary experience and expertise in our industry, a clear plan to capitalize on current market opportunities, and that we are well positioned to become a market leader in this nascent industry.

Since Aquarius Colorado's inception, our operations have been limited to raising capital resources and developing the contractual models to operate a national marijuana branding business in compliance with Federal law, and developing our flagship production process that allows for commercially viable, pesticide-free production of marijuana. Aquarius Colorado is currently negotiating flagship production partnerships in California and Washington.

We have not generated any revenues to date. We do not currently engage in any business activities that provide cash flow. At the date hereof, we have minimal cash at hand. We require additional capital to implement our business and fund our operations. See "Management's Discussion and Analysis" on page 27.

Where You Can Find Us

Our principal executive office and mailing address is 2549 Cowley Drive, Lafayette, CO 80026. Our telephone number is 888-317-0460.

Our Website

Our internet address is www.aquariuscannabis.com. Information contained on our website is not part of this prospectus.

Implications of Being an Emerging Growth Company

We qualify as an emerging growth company as that term is used in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and relief from other burdens that are otherwise applicable generally to public companies. These provisions include:

•	A requirement to have only two years of audited financial statements and only two years of related MD&A;

•

Exemption from the auditor attestation requirement in the assessment of the emerging growth company's internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act");

•	Reduced disclosure about the emerging growth company's executive compensation arrangements; and

•	Exemption from non-binding advisory votes on executive compensation or golden parachute arrangements.

We have already taken advantage of these reduced reporting burdens in this prospectus, which are also available to us as a smaller reporting company as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the "Securities Act") for complying with new or revised accounting standards. We may elect to use the extended transition period provided below and therefore our financial statements may not be comparable to companies that comply with public company effective dates.

We could remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

For more details regarding this exemption, see "Risk Factors."

The Offering

Common Stock offered by selling security holders

10,063,680 shares of Common Stock. This number represents 41.44% of the Common Stock that will be outstanding upon conversion of all of the convertible promissory notes issued by Aquarius Colorado. (1)

Common Stock outstanding before the offering	20,057,500

Common Stock outstanding after the offering	20,057,500

Terms of the offering

The selling security holders will determine when and how they will sell the Common Stock offered in this prospectus. The selling security holders will sell at a fixed price of $0.0777 per share until our Common Stock is quoted in the OTCQB marketplace of OTC Link, and thereafter at prevailing market prices or privately negotiated prices or in transactions that are not in the public market.

Termination of the offering

The offering will conclude upon the earliest of (i) such time as all of the Common Stock has been sold pursuant to the Registration Statement or (ii) such time as all of the Common Stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act, or any other rule of similar effect.

Trading market

There is currently no trading market for our Common Stock. We intend to apply soon for quotation in the OTCQB marketplace of OTC Link. We will require the assistance of a market-maker to apply for quotation and there is no guarantee that a market-maker will agree to assist us.

Use of proceeds

We are not selling any shares of the Common Stock covered by this prospectus. As such, we will not receive any of the offering proceeds from the registration of the shares of Common Stock covered by this prospectus.

Risk factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors" beginning on page 5.

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(1)

As of December 12, 2014, we have 20,057,500 shares of Common Stock outstanding. Upon conversion of all of the convertible promissory notes issued by Aquarius Colorado, we will have 24,282,500 shares of Common Stock outstanding.

SUMMARY OF FINANCIAL INFORMATION

The following summary financial data should be read in conjunction with "Management's Discussion and Analysis," "Plan of Operation" and the financial statements and notes for both us and Aquarius Colorado, included elsewhere in this prospectus. As the Share Exchange did not occur prior to September 30, 2014, we are not yet able to present consolidated financial statements for Aquarius that are inclusive of our now wholly-owned subsidiary Aquarius Colorado.

The statement of operations and balance sheet data for Aquarius from July 3, 2014 (inception) through September 30, 2014 are derived from our audited financial statements. The statement of operations and balance sheet data for Aquarius Colorado for the nine months ended September 30, 2014, and the year ended December 31, 2013, are derived from Aquarius Colorado's unaudited interim financial statements and audited financial statements, respectively.

Statement of Operations Data for Aquarius:	July 3, 2014 (Inception) through September 30, 2014
Revenue	—
Gross profit	$—
General and administrative	$1,100
Net loss	$(1,100)
Net loss per share attributable to common stockholders, basic and diluted	$(0.03)
Weighted average shares used to compute net loss per share attributable to common stockholders, basic and diluted	$35,611

Balance Sheet Data for Aquarius:	September 30, 2014
Cash	$9
Current liabilities	$954
Stockholders' deficit	$(945)

Statement of Operations Data for Aquarius Colorado:	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
	(Unaudited)
Revenue	$—	$—
Gross profit	$—	$—
Operating expenses	$925,831	$204,714
Nonoperating expense	$33,216	$204,199
Net loss	$(959,047)	$(408,913)

Balance Sheet Data for Aquarius Colorado:	September 30, 2014	December 31, 2013
	(Unaudited)
Cash	$185,918	$138,542
Total assets	$227,869	$138,542
Current liabilities	$330,989	$259,190
Total liabilities	$1,290,989	$259,190
Members' deficit	$(1,063,120)	$(120,648)
Total liabilities and members' deficit	$227,869	$138,542

RISK FACTORS

The shares of our Common Stock being offered for resale by the selling security holders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire amount invested in the Common Stock. Accordingly, prospective investors should carefully consider, along with other matters referred to herein, the following risk factors in evaluating our business before purchasing any shares. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of your investment. You should carefully consider the risks described below and the other information in this process before investing in our Common Stock.

Risks Related to Our Business:

LIMITED OPERATING HISTORY

Aquarius Colorado was formed on October 20, 2011. Prior to that time, we had no operations upon which an evaluation of us and our prospects could be based. Early stage companies such as us are subject to all of the risks inherent in the establishment of any new business. Our financial viability is dependent upon raising funds and successfully executing our business plan. The likelihood of our success must be considered in the light of the challenges, both expected and unexpected, frequently encountered in connection with starting and expanding a new business. Accordingly, we are planning to align our primarily fixed expense levels with our expectation of future revenues. As a result, we may be unable to adjust spending in a timely manner to compensate for unexpected shortfalls in any forthcoming revenue. Any such shortfalls will have an immediate adverse impact on our operating results and financial condition which could cause investors to lose all or a substantial part of their investment.

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM HAS EXPRESSED SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN

The audited financial statements included in the Registration Statement have been prepared assuming that we will continue as a going concern and do not include any adjustments that might result if we cease to continue as a going concern. We have incurred losses since our inception.

Based on our financial history since inception, in their report on our financial statements from inception through September 30, 2014, our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern.

There can be no assurance that we will have adequate capital resources to fund planned operations or that any additional funds will be available to us when needed or at all, or, if available, will be available on favorable terms or in amounts required by us. If we are unable to obtain adequate capital resources to fund operations, we may be required to delay, scale back or eliminate some or all of our operations, which may have a material adverse effect on our business, results of operations and ability to operate as a going concern.

ONCE WE START OUR OPERATIONS, WE WILL NEED SUBSTANTIAL CAPITAL TO FUND OUR OPERATIONS, AND IF WE ARE NOT ABLE TO OBTAIN SUFFICIENT CAPITAL, WE MAY BE FORCED TO LIMIT THE SCOPE OF OUR OPERATIONS

We intend to finance our operations and capital expenditures primarily through our cash flows from operations and public and private equity and debt offerings. New equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to the shares being offered for resale by the selling security holders.

Further, if the condition of the credit and capital markets materially declines, we might not be able to obtain financing on terms we consider acceptable, if at all. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the development of similar products and services undertaken by our competition; and (iii) the amount of our capital expenditures. We cannot assure you that we will be able to obtain capital in the future to meet our needs. If we cannot obtain financing, we may be required to limit our expansion and decrease or eliminate operational and capital expenditures. Such reductions could materially adversely affect our business and our ability to compete.

In addition, weakness and/or volatility in domestic and global financial markets or economic conditions may increase the interest rates that lenders require us to pay and adversely affect our ability to finance our operations and capital expenditures through equity or debt offerings or other borrowings. A reduction in our cash flows and the corresponding adverse effect on our financial condition and results of operations may also increase the interest rates that lenders require us to pay. In addition, a substantial increase in interest rates would decrease our net cash flows available for operations and reinvestment. Any of these factors could have a material and adverse effect on our business, financial condition and results of operations.

In recent years, the securities markets in the U.S. have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our Common Stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control.

YOU WILL EXPERIENCE DILUTION OF YOUR OWNERSHIP INTEREST BECAUSE OF THE FUTURE ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK AND OUR PREFERRED STOCK

If we raise additional capital subsequent to this offering through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing shareholders will be reduced and those shareholders may experience significant dilution. In addition, we may also have to issue securities that may have rights, preferences and privileges senior to our Common Stock. In the event we seek to raise additional capital through the issuance of debt or its equivalents, this will result in increased interest expense.

WE WILL BE DEPENDENT UPON KEY PERSONNEL FOR THE FORESEEABLE FUTURE

Given our early stage of development, we are highly dependent on our executive officers, employees, and contractors. Although we believe that we will be able to identify, engage and motivate qualified personnel, an inability to do so could adversely affect our ability to market, sell, and develop our products and services. Any difficulty to attracting and retaining key people could have an adverse effect on our business.

SIGNIFICANT ADVERSE IMPACT TO OUR CAPITAL RESERVE OF ANY LIABLE UNINSURED CLAIM

We do not have any insurance to cover potential risks and liabilities, including, but not limited to, injuries or economic losses arising out of or relating to our omission or errors in providing our services. Even if we decide to obtain insurance coverage in the future, it is possible that: (1) we may not be able to get enough insurance to meet our needs; (2) we may have to pay very high premiums for the additional coverage; (3) we may not be able to acquire any insurance for certain types of business risk; or (4) we may have gaps in coverage for certain risks. We may be exposed to potential uninsured claims for which we could have to expend significant amounts of capital. Consequently, if we were found liable for a significant uninsured claim in the future, we may be forced to expend a significant amount of our capital to resolve the uninsured claim.

UNCERTAINTY OF PROFITABILITY

Our business strategy may result in increased volatility of revenues and earnings. As we will only develop a limited number of products and services at a time, our overall success will depend on a limited number of products and services, which may cause variability and unsteady profits and losses depending on the products and services offered.

Our revenues and our profitability may be adversely affected by economic conditions and changes in the market for medical and recreational marijuana. Our business is also subject to general economic risks that could adversely impact the results of operations and financial condition.

Because of the anticipated nature of the products and services that we will attempt to develop, it is difficult to accurately forecast revenues and operating results and these items could fluctuate in the future due to a number of factors. These factors may include, among other things, the following:

•	Our ability to raise sufficient capital to take advantage of opportunities and generate sufficient revenues to cover expenses.
•	Our ability to source strong opportunities with sufficient risk adjusted returns.
•	Our ability to manage our capital and liquidity requirements based on changing market conditions generally and changes in the developing legal medical marijuana and recreational marijuana industries.

•	The acceptance of the terms and conditions of our licenses and/or the acceptance of our royalties and fees.
•	The amount and timing of operating and other costs and expenses.
•	The nature and extent of competition from other companies that may reduce market share and create pressure on pricing and investment return expectations.
•	Adverse changes in the national and regional economies in which we will participate, including, but not limited to, changes in our performance, capital availability, and market demand.
•	Adverse changes in the projects in which we plan to invest which result from factors beyond our control, including, but not limited to, a change in circumstances, capacity and economic impacts.
•	Adverse developments in the efforts to legalize marijuana or increased federal enforcement.
•	Changes in laws, regulations, accounting, taxation, and other requirements affecting our operations and business.
•	Our operating results may fluctuate from year to year due to the factors listed above and others not listed. At times, these fluctuations may be significant.

MANAGEMENT OF GROWTH

Successful expansion of our business will depend on our ability to effectively attract and manage staff, strategic business relationships, and shareholders. Specifically, we will need to hire skilled management and technical personnel as well as manage partnerships to navigate shifts in the general economic environment. Expansion has the potential to place significant strains on financial, management, and operational resources, yet failure to expand will inhibit our profitability goals.

WE ARE ENTERING A POTENTIALLY HIGHLY COMPETITIVE MARKET

The markets for ancillary businesses in the medical marijuana and recreational marijuana industries are competitive and evolving. In particular, we face strong competition from larger companies that may be in the process of offering similar products and services to ours. Many of our current and potential competitors have longer operating histories, significantly greater financial, marketing and other resources and larger client bases than we have (or may be expected to have).

Given the rapid changes affecting the global, national, and regional economies generally and the medical marijuana and recreational marijuana industries, in particular, we may not be able to create and maintain a competitive advantage in the marketplace. Our success will depend on our ability to keep pace with any changes in its markets, especially with legal and regulatory changes. Our success will depend on our ability to respond to, among other things, changes in the economy, market conditions, and competitive pressures. Any failure by us to anticipate or respond adequately to such changes could have a material adverse effect on our financial condition, operating results, liquidity, cash flow and our operational performance.

CONFLICTS OF INTEREST

Our officers and directors may also serve as officers, directors, or managing members of other entities that are not affiliated with us. Such non-affiliates may be involved in similar business enterprises to ours.

WE ARE AN "EMERGING GROWTH COMPANY," AND ANY DECISION ON OUR PART TO COMPLY ONLY WITH CERTAIN REDUCED DISCLOSURE REQUIREMENTS APPLICABLE TO "EMERGING GROWTH COMPANIES" COULD MAKE OUR COMMON STOCK LESS ATTRACTIVE TO INVESTORS

We are an "emerging growth company," as defined in the JOBS Act, and, for as long as we continue to be an "emerging growth company," we expect and fully intend to take advantage of exemptions from various reporting requirements applicable to other public companies but not to "emerging growth companies," including, but not limited to, not being required to comply with the auditor attestation requirements of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an "emerging growth company" for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

In addition, Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We may elect to opt in to the extended transition period for complying with the revised accounting standards. We may elect to rely on these exemptions and reduced disclosure requirements applicable to "emerging growth companies."

THE JOBS ACT ALLOWS US TO DELAY THE ADOPTION OF NEW OR REVISED ACCOUNTING STANDARDS THAT HAVE DIFFERENT EFFECTIVE DATES FOR PUBLIC AND PRIVATE COMPANIES

We may elect to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act, if so, this election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

OUR ARTICLES OF INCORPORATION PROVIDE FOR INDEMNIFICATION OF OFFICERS AND DIRECTORS AT OUR EXPENSE AND LIMIT THEIR LIABILITY WHICH MAY RESULT IN A MAJOR COST TO US AND HURT THE INTERESTS OF OUR SHAREHOLDERS BECAUSE CORPORATE RESOURCES MAY BE EXPENDED FOR THE BENEFIT OF OFFICERS AND/OR DIRECTORS

Our Certificate of Incorporation and By-Laws include provisions that eliminate the personal liability of our directors for monetary damages to the fullest extent possible under the laws of the State of Nevada or other applicable law. These provisions eliminate the liability of our directors and our shareholders for monetary damages arising out of any violation of a director of his fiduciary duty of due care. Under Nevada law, however, such provisions do not eliminate the personal liability of a director for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases of stock other than from lawfully available funds, or (iv) any transaction from which the director derived an improper benefit. These provisions do not affect a director's liabilities under the federal securities laws or the recovery of damages by third parties.

REPORTING REQUIREMENTS UNDER THE EXCHANGE ACT AND COMPLIANCE WITH THE SARBANES-OXLEY ACT, INCLUDING ESTABLISHING AND MAINTAINING ACCEPTABLE INTERNAL CONTROLS OVER FINANCIAL REPORTING, ARE COSTLY AND MAY INCREASE SUBSTANTIALLY

The rules and regulations of the Securities and Exchange Commission ("SEC") require a public company to prepare and file periodic reports under the Exchange Act, which will require us to engage legal, accounting, auditing and other professional services. The engagement of such services is costly. Additionally, the Sarbanes-Oxley Act requires, among other things, that we design, implement and maintain adequate internal controls and procedures over financial reporting. The costs of complying with the Sarbanes-Oxley Act and the limited technically qualified personnel we have may make it difficult for us to design, implement and maintain adequate internal controls over financial reporting. In the event that we fail to maintain an effective system of internal controls or discover material weaknesses in our internal controls, we may not be able to produce reliable financial reports or report fraud, which may harm our overall financial condition and result in loss of investor confidence and a decline in our share price.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act of 2010 and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an "emerging growth company." The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results.

We are working with our legal, accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include corporate governance, corporate control, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas. However, we anticipate that the expenses that will be required in order to adequately prepare for being a public company could be material. We estimate that the aggregate cost of increased legal services; accounting and audit functions; personnel, such as a chief financial officer familiar with the obligations of public company reporting; consultants to design and implement internal controls; and financial printing alone will be a few hundred thousand dollars per year and could be several hundred thousand dollars per year. In addition, if and when we retain independent directors and/or additional members of senior management, we may incur additional expenses related to director compensation and/or premiums for directors' and officers' liability insurance, the costs of which we cannot estimate at this time. We may also incur additional expenses associated with investor relations and similar functions, the cost of which we also cannot estimate at this time. However, these additional expenses individually, or in the aggregate, may also be material.

In addition, being a public company could make it more difficult or more costly for us to obtain certain types of insurance, including directors' and officers' liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our Board, our Board committees or as executive officers.

The increased costs associated with operating as a public company may decrease our net income or increase our net loss, and may cause us to reduce costs in other areas of our business or increase the prices of our products or services to offset the effect of such increased costs. Additionally, if these requirements divert our management's attention from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations.

WE MAY BE SUBJECT TO LITIGATION IN THE FUTURE WHICH COULD IMPACT OUR FINANCIAL HEALTH

Currently there are no legal proceedings pending or threatened against us. However, from time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

IF WE FAIL TO PROTECT OUR INTELLECTUAL PROPERTY, OUR BUSINESS COULD BE ADVERSELY AFFECTED

Our viability will depend, in part, on our ability to develop and maintain the proprietary aspects of our technology and brands to distinguish our products and services from our competitors' products and services. We rely on copyrights, trademarks, trade secrets, and confidentiality provisions to establish and protect our intellectual property.

Any infringement or misappropriation of our intellectual property could damage its value and limit our ability to compete. We may have to engage in litigation to protect the rights to our intellectual property, which could result in significant litigation costs and require a significant amount of our time. In addition, our ability to enforce and protect our intellectual property rights may be limited in certain countries outside the U.S., which could make it easier for competitors to capture market position in such countries by utilizing technologies that are similar to those developed or licensed by us.

Competitors may also harm our sales by designing products that mirror the capabilities of our products or technology without infringing on our intellectual property rights. If we do not obtain sufficient protection for our intellectual property, or if we are unable to effectively enforce our intellectual property rights, our competitiveness could be impaired, which would limit our growth and future revenue.

We may also find it necessary to bring infringement or other actions against third parties to seek to protect our intellectual property rights. Litigation of this nature, even if successful, is often expensive and time-consuming to prosecute and there can be no assurance that we will have the financial or other resources to enforce our rights or be able to enforce our rights or prevent other parties from developing similar technology or designing around our intellectual property.

OUR TRADE SECRETS MAY BE DIFFICULT TO PROTECT

Our success depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors, as well as our licensors and contractors. Because we operate in a highly competitive industry, we rely in part on trade secrets to protect our proprietary technology and processes. However, trade secrets are difficult to protect. We enter into confidentiality or non-disclosure agreements with our corporate partners, employees, consultants, outside scientific collaborators, developers and other advisors. These agreements generally require that the receiving party keep confidential and not disclose to third parties confidential information developed by the receiving party or made known to the receiving party by us during the course of the receiving party's relationship with us. These agreements also generally provide that inventions conceived by the receiving party in the course of rendering services to us will be our exclusive property, and we enter into assignment agreements to perfect our rights.

These confidentiality, inventions and assignment agreements may be breached and may not effectively assign intellectual property rights to us. Our trade secrets also could be independently discovered by competitors, in which case we would not be able to prevent the use of such trade secrets by our competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive and time consuming and the outcome would be unpredictable. In addition, courts outside the U.S. may be less willing to protect trade secrets. The failure to obtain or maintain meaningful trade secret protection could adversely affect our competitive position.

OUR LACK OF PATENT AND/OR COPYRIGHT PROTECTION AND ANY UNAUTHORIZED USE OF OUR PROPRIETARY INFORMATION AND TECHNOLOGY, MAY ADVERSELY AFFECT OUR BUSINESS

We currently rely on a combination of protections by contracts, including confidentiality and nondisclosure agreements, and common law rights, such as trade secrets, to protect our intellectual property. However, we cannot assure you that we will be able to adequately protect our technology or other intellectual property from misappropriation in the U.S. and abroad. This risk may be increased due to the lack of any patent and/or copyright protection. Any patent issued to us could be challenged, invalidated or circumvented or rights granted thereunder may not provide a competitive advantage to us. Furthermore, patent applications that we file may not result in issuance of a patent, or, if a patent is issued, the patent may not be issued in a form that is advantageous to us. Despite our efforts to protect our intellectual property rights, others may independently develop similar products, duplicate our products or design around our patents and other rights. In addition, it is difficult to monitor compliance with, and enforce, our intellectual property rights on a worldwide basis in a cost-effective manner. In jurisdictions where foreign laws provide less intellectual property protection than afforded in the U.S., our technology or other intellectual property may be compromised, and our business could be materially adversely affected. If any of our proprietary rights are misappropriated or we are forced to defend our intellectual property rights, we will have to incur substantial costs. Such litigation could result in substantial costs and diversion of our resources, including diverting the time and effort of our senior management, and could disrupt our business, as well as have a material adverse effect on our business, prospects, financial condition and results of operations. We can provide no assurance that we will have the financial resources to oppose any actual or threatened infringement by any third party. Furthermore, any patent or copyrights that we may be granted may be held by a court to infringe on the intellectual property rights of others and subject us to the payment of damage awards.

WE ARE DEPENDENT ON THE POPULARITY OF CONSUMER ACCEPTANCE OF BRANDS

Our ability to generate revenue and be successful in the implementation of our business plan is dependent on consumer acceptance and demand of brands.

Risks Related to the Cannabis Industry:

RISK OF GOVERNMENT ACTION

While we will use our best efforts to comply with all laws, including federal, state and local laws and regulations, there is a possibility that governmental action to enforce any alleged violations may result in legal fees and damage awards that would adversely affect us.

MARIJUANA REMAINS ILLEGAL UNDER FEDERAL LAW

Marijuana is a Schedule I controlled substance and is illegal under federal law. Even in states that have legalized the use of marijuana, its sale and use remain violations of federal law. The illegality of marijuana under federal law preempts state laws that legalize its use. Therefore, strict enforcement of federal law regarding marijuana would likely result in our inability to proceed with our business plan.

OUR BUSINESS IS DEPENDENT ON LAWS PERTAINING TO THE MARIJUANA INDUSTRY

Continued development of the marijuana industry is dependent upon continued legislative authorization of marijuana at the state level. Any number of factors outside of our control could slow or halt further legalization efforts. Although we believe that public support for legislative action continues to increase, numerous factors impact the legislative process, any one of which could impede further progress, which would present a material adverse impact on our business.

Furthermore, although we do not intend to cultivate or harvest marijuana, by licensing to producers of marijuana, we could be deemed to be participating in marijuana cultivation, which remains illegal under federal law. Therefore, we are potentially exposed to criminal liability and property seizure. Moreover, since the use of marijuana is illegal under federal law, we may have difficulty acquiring or maintaining bank accounts and insurance.

LAWS AND REGULATIONS AFFECTING OUR INDUSTRY ARE CONSTANTLY CHANGING

The constant evolution of laws and regulations affecting the marijuana industry could detrimentally affect our operations. Local, state and federal medical marijuana laws and regulations are broad in scope and subject to changing interpretations. These changes may require us to incur substantial costs associated with legal and compliance fees and ultimately require us to alter our business plan. Furthermore, violations of these laws, or alleged violations, could disrupt our business and result in a material adverse effect on our operations. In addition, we cannot predict the nature of any future laws, regulations, interpretations or applications, and it is possible that regulations may be enacted in the future that will be directly applicable to our business.

BECAUSE OUR BUSINESS IS DEPENDENT UPON CONTINUED MARKET ACCEPTANCE BY CONSUMERS, ANY NEGATIVE TRENDS WILL ADVERSELY AFFECT OUR BUSINESS OPERATIONS

We are substantially dependent on continued market acceptance and proliferation of consumers of medical marijuana and recreational marijuana. We believe that as marijuana becomes more accepted the stigma associated with marijuana use will diminish and as a result consumer demand will continue to grow. And while we believe that the market and opportunity in the marijuana space continues to grow, we cannot predict the future growth rate and size of the market. Any negative outlook on the marijuana industry will adversely affect our business operations.

In addition, it is believed by many that large well-funded businesses may have a strong economic opposition to the cannabis industry. We believe that the pharmaceutical industry clearly does not want to cede control of any product that could generate significant revenue. For example, medical marijuana will likely adversely impact the existing market for the current "marijuana pill" sold by the mainstream pharmaceutical industry, should marijuana displace other drugs or encroach upon the pharmaceutical industry's products. The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical marijuana movement. Any inroads the pharmaceutical could make in halting the impending cannabis industry could have a detrimental impact on our business.

FDA REGULATION OF MARIJUANA AND THE POSSIBLE REGISTRATION OF FACILITIES WHERE MEDICAL MARIJUANA IS GROWN COULD NEGATIVELY AFFECT THE CANNABIS INDUSTRY WHICH WOULD DIRECTLY AFFECT OUR FINANCIAL CONDITION

Should the federal government legalize marijuana for medical use, it is possible that the U.S. Food and Drug Administration ("FDA") would seek to regulate it under the Food, Drug and Cosmetics Act of 1938. Additionally, the FDA may issue rules and regulations including cGMPs (certified good manufacturing practices) related to the growth, cultivation, harvesting and processing of medical marijuana. Clinical trials may be needed to verify efficacy and safety. It is also possible that the FDA would require that facilities where medical marijuana is grown be registered with the FDA and comply with certain federally prescribed regulations. In the event that some or all of these regulations are imposed, we do not know what the impact would be on the medical marijuana industry and what costs, requirements and possible prohibitions may be enforced. If we are unable to comply with the regulations and/or registration as prescribed by the FDA, we may be unable to continue to operate our business.

OUR CLIENTS AND WE MAY HAVE DIFFICULTY ACCESSING THE SERVICE OF BANKS

On February 14, 2014, the U.S. government issued rules allowing banks to legally provide financial services to state-licensed marijuana businesses. A memorandum issued by the Justice Department to federal prosecutors re-iterated guidance previously given, this time to the financial industry that banks can do business with legal marijuana businesses and "may not" be prosecuted. The Treasury Department's Financial Crimes Enforcement Network (FinCEN) issued guidelines to banks that "it is possible to provide financial services"" to state-licensed marijuana businesses and still be in compliance with federal anti-money laundering laws. The guidance falls short of the explicit legal authorization that banking industry officials had pushed the government to provide and to date it is not clear what if any banks have relied on the guidance and taken on legal marijuana companies as clients. The aforementioned policy may be administration dependent and a change in presidential administrations may cause a policy reversal and retraction of current policies, wherein legal marijuana businesses may not have access to the banking industry. Also, the inability of potential clients in our target market to open accounts and otherwise use the service of banks may make it difficult for them to contract with us.

DUE TO OUR INVOLVEMENT IN THE CANNABIS INDUSTRY, WE MAY HAVE A DIFFICULT TIME OBTAINING THE VARIOUS INSURANCES THAT ARE DESIRED TO OPERATE OUR BUSINESS, WHICH MAY EXPOSE US TO ADDITIONAL RISK AND FINANCIAL LIABILITIES

Insurance that is otherwise readily available, such as workers compensation, general liability, and directors and officers insurance, is more difficult for us to find, and more expensive, because we are service providers to companies in the cannabis industry. There are no guarantees that we will be able to find such insurances in the future, or that the cost will be affordable to us. If we are forced to go without such insurances, it may prevent us from entering into certain business sectors, may inhibit our growth, and may expose us to additional risk and financial liabilities.

Risks Related to Our Common Stock:

THERE IS NO ASSURANCE OF A PUBLIC MARKET OR THAT OUR COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE. THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR STOCK

There is no established public trading market for our Common Stock and there can be no assurance that one will ever develop. Market liquidity will depend on the perception of our operating business and any steps that our management might take to bring us to the awareness of investors. There can be no assurance given that there will be any awareness generated. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. As a result, holders of our securities may not find purchasers for our securities should they to sell securities held by them. Consequently, our securities should be purchased only by investors having no need for liquidity in their investment and who can hold our securities for an indefinite period of time.

WE MAY NEVER PAY ANY DIVIDENDS TO SHAREHOLDERS.

We currently intend to retain any future earnings for use in the operation and expansion of our business. Accordingly, we do not expect to pay any dividends in the foreseeable future, but will review this policy as circumstances dictate.

THE OFFERING PRICE OF THE COMMON STOCK WAS DETERMINED BASED ON THE PRICE OF OUR PRIVATE OFFERING, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF OUR SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO OUR ACTUAL VALUE, AND MAY MAKE OUR SHARES DIFFICULT TO SELL

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.0777 per share for the shares of Common Stock was determined based on the price of our private offering. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

OUR COMMON STOCK IS CONSIDERED A PENNY STOCK, WHICH MAY BE SUBJECT TO RESTRICTIONS ON MARKETABILITY, SO YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

We may be subject now and in the future to the SEC's "penny stock" rules if our shares of Common Stock sell below $5.00 per share. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for shares of our Common Stock. As long as our shares of Common Stock are subject to the penny stock rules, the holders of such shares of Common Stock may find it more difficult to sell their securities.

OUR SHARES OF COMMON STOCK WILL NOT BE REGISTERED UNDER THE EXCHANGE ACT AND AS A RESULT WE WILL HAVE LIMITED REPORTING DUTIES WHICH COULD MAKE OUR COMMON STOCK LESS ATTRACTIVE TO INVESTORS.

Our shares of Common Stock are not registered under the Exchange Act. As a result, we will not be subject to the federal proxy rules and our directors, executive officers and 10% beneficial holders will not be subject to Section 16 of the Exchange Act. In additional our reporting obligations under Section 15(d) of the Exchange Act may be suspended automatically if we have fewer than 300 shareholders of record on the first day of our fiscal year. Our common shares are not registered under the Exchange Act, and we do not intend to register our shares of Common Stock under the Exchange Act for the foreseeable future, provided that, we will register our shares of Common Stock under the Exchange Act if we have, after the last day of our fiscal year, more than either (i) 2000 persons; or (ii) 500 shareholders of record who are not accredited investors, in accordance with Section 12(g) of the Exchange Act. As a result, although, upon the effectiveness of the Registration Statement of which this prospectus forms a part, we will be required to file annual, quarterly, and current reports pursuant to Section 15(d) of the Exchange Act, as long as our shares of Common Stock are not registered under the Exchange Act, we will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act from soliciting proxies or consents from shareholders without furnishing to shareholders and filing with the SEC on a proxy statement and form of proxy complying with the proxy rules. In addition, so long as our shares of Common Stock are not registered under the Exchange Act, our directors and executive officers and beneficial holders of 10% or more of our outstanding shares of Common Stock will not be subject to Section 16 of the Exchange Act. Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than 10% of a registered class of equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of shares of Common Stock and other equity securities, on Forms 3, 4 and 5, respectively. Such information about our directors, executive officers, and beneficial holders will only be available through this (and any subsequent) Registration Statement, and periodic reports we file thereunder. Furthermore, so long as our shares of Common Stock are not registered under the Exchange Act, our obligation to file reports under Section 15(d) of the Exchange Act will be automatically suspended if, on the first day of any fiscal year (other than a fiscal year in which a registration statement under the Securities Act has gone effective), we have fewer than 300 shareholders of record. This suspension is automatic and does not require any filing with the SEC. In such an event, we may cease providing periodic reports and current or periodic information, including operational and financial information, may not be available with respect to our results of operations.

BECAUSE OUR COMMON STOCK IS NOT REGISTERED UNDER THE EXCHANGE ACT, OUR REPORTING OBLIGATIONS UNDER SECTION 15(D) OF THE EXCHANGE ACT MAY BE SUSPENDED AUTOMATICALLY IF WE HAVE FEWER THAN 300 SHAREHOLDERS OF RECORD ON THE FIRST DAY OF OUR FISCAL YEAR.

Our Common Stock is not registered under the Exchange Act, and we do not intend to register our Common Stock under the Exchange Act for the foreseeable future (provided that, we will register our Common Stock under the Exchange Act if we have, after the last day of our fiscal year, $10,000,000 in total assets and either more than 2,000 shareholders of record or 500 shareholders of record who are not accredited investors (as such term is defined by the SEC), in accordance with Section 12(g) of the Exchange Act). As long as our Common Stock is not registered under the Exchange Act, our obligation to file reports under Section 15(d) of the Exchange Act will be automatically suspended if, on the first day of any fiscal year (other than a fiscal year in which a registration statement under the Securities Act has gone effective), we have fewer than 300 shareholders of record. This suspension is automatic and does not require any filing with the SEC. In such an event, we may cease providing periodic reports and current or periodic information, including operational and financial information, may not be available with respect to our results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information contained in this Registration Statement includes forward-looking statements. The statements herein which are not historical reflect our current expectations and projections about our future results, performance, liquidity, financial condition, prospects and opportunities and are based upon information currently available to us and our interpretation of what is believed to be significant factors affecting our business, including many assumptions regarding future events. Such forward-looking statements include statements regarding, among other things, (i) our projected sales and profitability; (ii) our growth strategies; (iii) anticipated trends in our industry; (iv) our future financing plans; and (v) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "will," "shall," "may," "should," "expect," "anticipate," "estimate," "believe," "intend," "plan," or "project" or the negative of these words or other variations on these words or comparable terminology. Actual results, performance, liquidity, financial condition, prospects and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors, including the ability to raise sufficient capital to continue our operations. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this Registration Statement generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Registration Statement will in fact occur.

Prospective investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

The specific discussions herein about us include financial projections and future estimates and expectations about tour business. The projections, estimates and expectations are presented in this Registration Statement only as a guide about future possibilities and do not represent actual amounts or assured events. All the projections and estimates are based exclusively on our own assessment of our business, the industry in which we work and the economy at large and other operational factors, including capital resources and liquidity, financial condition, fulfillment of contracts and opportunities. Our actual results may differ significantly from the projections.

Prospective investors should not make an investment decision based solely on our projections, estimates or expectations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the selling security holders. All of the net proceeds from the sale of our Common Stock will go to the selling security holders as described below in the sections entitled "Selling Security Holders" and "Plan of Distribution." We have agreed to bear the expenses relating to the registration of the Common Stock for the selling security holders.

DETERMINATION OF OFFERING PRICE

Since our Common Stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of Common Stock was determined by the price of the Common Stock that was sold to a portion of our selling security holders pursuant to an exemption under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

The offering price of the shares of our Common Stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

Although our Common Stock is not listed on a public exchange, we will be filing to obtain a quotation in the OTCQB marketplace of OTC Link concurrently with the filing of this prospectus. In order to be quoted in the OTCQB marketplace of OTC Link, a market maker must file an application on our behalf in order to make a market for our Common Stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which regulates the OTCQB marketplace of OTC Link, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our Common Stock will trade at market prices in excess of the initial offering price as prices for the Common Stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

SELLING SECURITY HOLDERS

The 10,063,680 shares of Common Stock held by no more than 35 unaccredited security holders being offered for resale by the selling security holders consists of: (a) 2,000,000 shares of Common Stock issued to a portion of our selling security holders in a private offering pursuant to Regulation D Rule 506 sold through October 30, 2014 at an offering price of $0.0777 per share (the "Private Offering"); (b) 3,838,680 of 18,000,000 shares of Common Stock issued to a portion of our selling security holders in exchange for all of their membership interests in our now wholly-owned subsidiary Aquarius Colorado; (c) 869,565 shares of Common Stock issuable to one selling security holder upon conversion of a convertible promissory note issued by Aquarius Colorado in exchange for services rendered; and (d) 3,355,435 shares of Common Stock issuable to a portion of our selling security holders upon conversion of convertible promissory notes issued by Aquarius Colorado in two private offerings pursuant to Regulation D Rule 506 and Section 4(a)(2) of the Securities Act. .

The following table sets forth the names of the selling security holders, the number of shares of Common Stock beneficially owned by each of the selling security holders as of December 12, 2014 (assuming the conversion of all of the convertible promissory notes issued by Aquarius Colorado) and the number of shares of Common Stock being offered by the selling security holders. The shares being offered hereby are being registered to permit public secondary trading, and the selling security holders may offer all or part of the shares for resale from time to time. However, the selling security holders are under no obligation to sell all or any portion of such shares nor are the selling security holders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling security holders.

Name	Shares Beneficially Owned Prior to Offering		Shares to be Offered		Amount Beneficially Owned After Offering	Percent Beneficially Owned After Offering(1)
Denise M. Bevers	160,000		160,000		0	0%
Blackbridge Capital, LLC (2a)	1,019,565		1,019,565		0	0%
David Branfman	60,000		60,000		0	0%
Chet Brown	198,925		198,925		0	0%
Robert M. Brown	10,000	(4)	10,000	(4)	0	0%
M Brown Holdings, LLC	50,000		50,000		0	0%
Pavel Chekryzhov	200,000		200,000		0	0%
Coley Delaney	85,000		85,000		0	0%
John T. Donaldson	255,000		250,000		5,000	*
Finch Investments Memphis, LLC (2b)	219,813		219,813		0	0%
Christopher Gonzalez	100,000		100,000		0	0%
Alyce W. Grady (2c)	10,000		10,000		0	0%
Richard E. Grady (2c)	110,000		110,000		0	0%
Nathan W. Grede	110,000		110,000		0	0%
Robert Grede	160,000		160,000		0	0%
Terri Rae Grede for Helen E. Grede	10,000		10,000		0	0%
Terri Rae Grede	12,000	(5)	10,000	(5)	2,000	*
Elizabeth Grede Bowling	10,000		10,000		0	0%
Karen K. Grishaber	110,000		110,000		0	0%
Dale Hackbart	60,000		60,000		0	0%
Michael and Janet Hagel	90,000		90,000		0	0%
Lowell Hinte	35,000		30,000		5,000	*
Inventures Management, LLC	125,000		125,000		0	0%
William P. Jancosko	60,000		60,000		0	0%
Rebecca H. Johnston	10,000		10,000		0	0%
Alan H. Knight	10,000		10,000		0	0%
Robert J. Knothe	60,000		60,000		0	0%
Theodore S. Kuczun	366,701	(6)	366,701	(6)	0	0%
Leslie Adrien Lawyer	20,000		20,000		0	0%
Leigh G. Lawyer and M. Scott Lawyer	100,000		100,000		0	0%
M. Haden Lawyer	20,000		20,000		0	0%
Stephen Garry Lawyer	100,000		100,000		0	0%
Austin Lee	10,000	(7)	10,000	(7)	0	0%

Name	Shares Beneficially Owned Prior to Offering		Shares to be Offered		Amount Beneficially Owned After Offering	Percent Beneficially Owned After Offering(1)
Lon J. L'Heureux Jr.	135,000		135,000		0	0%
Marv Investment Management, LLC (2d)	232,813		232,813		0	0%
Patrick & Marina McCarthy	260,000		260,000		0	0%
David J. Namdar	232,813		232,813		0	0%
Scott J. Paquette	60,000		60,000		0	0%
Tim Peterson	60,000		60,000		0	0%
Nathan Ramia	30,000		30,000		0	0%
Jane W. Reed	260,000		260,000		0	0%
Roxicorp Strategic Marketing Inc. (2e)	190,000		190,000		0	0%
Schuck Family Trust	335,870		335,870		0	0%
Edward B. Schuck Jr.	83,850	(8)	83,850	(8)	0	0%
Jenna Renee Schuck	180,000		175,000		5,000	*
Kyle Schuck	21,000		20,000		1,000	*
Steven Sneed	25,000		25,000		0	0%
Christopher Taylor	25,000		25,000		0	0%
Robert Tolk	80,000		80,000		0	0%
Christopher Westrom	78,500		71,000		7,500	*
Jeffrey Westrom	60,000		60,000		0	0%
Jodie Woodward	7,000		7,000		0	0%
Yonathan Yehezkel	100,000		100,000		0	0%
Jeffrey R. Zahn	135,000		135,000		0	0%
Donald Grede	2,724,346	(9)	544,669	(9)	2,179,677	8.98%
Daniel Hagel	1,361,664		272,333		1,089,331	4.49%
Michael Davis Lawyer	5,447,656	(10)	1,089,331	(10)	4,358,325	17.95%
Michael Patrick Leigh	1,361,664		272,333		1,089,331	4.49%
Ernest Rudyak	5,446,656	(11)	1,089,331	(11)	4,357,325	17.94%
The Aquarius Group, LLC	1,361,664	(12)	272,333	(12)	1,089,331	4.49%
TOTAL	24,252,500	(3)	10,063,680	(3)	14,188,820	58.43%

———————

*	Less than 1%
(1)

As of December 12, 2014, we have 20,057,500 shares of Common Stock outstanding. Upon conversion of all of the convertible promissory notes issued by Aquarius Colorado, we will have up to 24,282,500 shares of Common Stock outstanding. The percentages are based on the 24,282,500 number.

(2a)	Alexander Dillon has sole voting and investment control with respect to the shares offered by Blackbridge Capital.
(2b)	Ross Finch has sole voting and investment control with respect to the shares offered by Finch Investments Memphis.
(2c)	Alyce W. Grady and Richard E. Grady are married to each other. Richard E. Grady is the brother of our Vice President and a Director, Donald Grede.
(2d)	Viru Raparthi has sole voting and investment control with respect to the shares offered by Marv Investment Management.
(2e)	Jose de Castro has sole voting and investment control with respect to the shares offered by Roxicorp Strategic Marketing.
(3)	Assuming the conversion of all of the convertible promissory notes issued by Aquarius Colorado.
(4)	Excludes 50,000 shares beneficially owned by Mr. Brown held in the name of M Brown Holdings, LLC.
(5)

Excludes 260,870 shares beneficially owned by Ms. Grede held in the name of Theodore S. Kuczun and 10,000 shares held in the name of Terri Rae Grede for Helen E. Grede . Ms. Grede is the wife of our Vice President and a Director, Donald Grede. Helen E. Grede is the minor daughter of Mr. and Ms. Grede.

(6)	Includes 260,870 shares beneficially owned by Terri Rae Grede, wife of our Vice President and a Director, Donald Grede.
(7)	Excludes 125,000 beneficially owned by Mr. Lee held in the name of Inventures Management, LLC.
(8)	Excludes 335,870 shares beneficially owned by Mr. Schuck in the name of Schuck Family Trust.
(9)

Excludes 282,870 shares beneficially owned prior to the offering and to be offered by Mr. Grede held in the name of Terri Rae Grede for Helen E. Grede, Terri Rae Grede and Theodore S. Kuczun. Terri Rae Grede is the wife of Mr. Grede. Amount beneficially owned after offering excludes 2,000 shares held in the name of Terri Rae Grede.

(10)

Excludes 476,582 shares beneficially owned prior to the offering, 95,317 shares to be offered and 381, 266 shares beneficially owned after the offering beneficially owned by Mr. Lawyer held in the name of The Aquarius Group, LLC.

(11)

Excludes 885,082 shares beneficially owned prior to the offering, 177,016 shares to be offered and 708,065 shares beneficially owned after the offering beneficially owned by Mr. Rudyak held in the name of The Aquarius Group, LLC.

(12)	The Aquarius Group, LLC shares are beneficially owned 35% by Mr. Lawyer and 65% by Mr. Rudyak.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $0.0777 per share until our shares are quoted in the OTCQB marketplace of OTC Link and thereafter at prevailing market prices or privately negotiated prices or in transactions that are not in the public market. Prior to being quoted in the OTCQB marketplace of OTC Link, shareholders may sell their shares in private transactions to other individuals. Although our Common Stock is not listed on a public exchange, we will be filing to obtain a quotation in the OTCQB marketplace of OTC Link concurrently with the filing of this prospectus. In order to be quoted in the OTCQB marketplace of OTC Link, a market maker must file an application on our behalf in order to make a market for our Common Stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which regulates the OTCQB marketplace of OTC Link, nor can there be any assurance that such an application for quotation will be approved. However, sales by selling security holder must be made at the fixed price of $0.0777 until a market develops for the stock.

Once a market has developed for our Common Stock, the shares may be sold or distributed from time to time by the selling security holders, who may be deemed to be underwriters, directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

•	ordinary brokers transactions, which may include long or short sales,
•	transactions involving cross or block trades on any securities or market where our Common Stock is trading,
•	through direct sales to purchasers or sales effected through agents,
•	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
•	any combination of the foregoing.

In addition, the selling security holders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling security holders. The selling security holders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. None of the selling security holders are broker-dealers or affiliates of broker dealers.

We will advise the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling security holders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling security holders and any other shareholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $58,318.

Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

We are authorized to issue an aggregate number of 220,000,000 shares of capital stock, of which 200,000,000 shares are Common Stock, par value of $0.0001 per share, and 20,000,000 shares are preferred stock, par value of $0.0001 per share.

Common Stock

We are authorized to issue 200,000,000 shares of Common Stock, $0.0001 par value per share. Currently we have 20,057,500 shares of Common Stock issued and outstanding.

Each share of Common Stock shall have one (1) vote per share for all purposes. Our Common Stock does not provide preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our Common Stock holders are not entitled to cumulative voting for election of the Board.

Preferred Stock

We are authorized to issue 20,000,000 shares of preferred stock, $0.0001 par value per share. Currently we have 2,000,000 shares of Series A Preferred Stock issued and outstanding. Each share Series A Preferred Stock shall have one hundred (100) votes per share for all purposes. Our Series A Preferred Stock does not provide preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our Series A Preferred Stock holders are not entitled to cumulative voting for election of the Board.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our Board and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no outstanding options to purchase our securities.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Corporate Stock Transfer, Inc. The transfer agent's address is 3200 Cherry Creek South Drive, Suite 430, Denver, CO 80209, and its telephone number is 303-282-4800.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Szaferman, Lakind, Blumstein & Blader, P.C. located at 101 Grovers Mill Road, Suite 200, Lawrenceville, NJ 08648 will pass on the validity of the Common Stock being offered pursuant to this Registration Statement.

As the Share Exchange did not occur prior to September 30, 2014, we are not yet able to present our consolidated financial statements inclusive of our now wholly-owned subsidiary Aquarius Colorado.

Our financial statements for the period July 3, 2014 (inception) through September 30, 2014, and for Aquarius Colorado for the fiscal years ended December 31, 2012 and December 31, 2013, included in this prospectus and the Registration Statement have been audited by Cutler & Co., LLC, an independent registered public accounting firm, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Information about the Registrant

DESCRIPTION OF BUSINESS

Market Overview:

Medical marijuana in the U.S. is a $2 billion industry that's seen over 16% average annual growth over the last five years (2009-2014).1 According to The ArcView Group, an investment group in the marijuana industry, marijuana is expected to become a $10 billion industry over the next five years.2 Our fast-growing industry is commonly referred to as "the green rush," with many investors and professionals looking to the industry to see how they can get involved.

Medical marijuana is legal in 23 states, as well as Washington D.C. and Guam. Adult personal use (21+) is legal in four states: Colorado, Washington, Oregon, and Alaska. Marijuana regulation and legalization has become a mainstream topic of political debate in the U.S., and was a relevant platform for many political candidates in the November 2014 local- and state- elections. Legalization will continue to be a mainstream political topic at the Federal level, as states continue to approve medical and recreational marijuana policies.

1 http://www.ibisworld.com/industry/medical-marijuana-growing.html

2 http://mmjbusinessdaily.com/arcview-marijuana-market-to-hit-10b-by-2018

Legal Marijuana Sales in the United States:

2013:	$1.5 billion

2014 (predicted):	$2.3 billion

2018 (predicted):	$10.2 billion

California Legal Marijuana Sales:

California remains the largest state market, as total medical marijuana retail sales were $980 million in 2013.

Colorado Legal Marijuana Sales:

After legalization of recreational use for adults 21 years of age and older, retail sales in the state are expected to exceed $600 million in 2014.

An Illustrative Story

Imagine for a minute that you walk into your regular alcohol store to pick up a bottle of your favorite tequila brand.

Yesterday the store was laid out as a large open space with dozens of racks and shelves, but today the store has been transformed. Eighty percent (80%) of the open space is now behind a counter that you are not allowed to go behind. The checkout clerks from before are in deep conversation with other customers, so you take a seat in the new waiting area they have provided.

After about 10 minutes one of the clerks finishes with his customer and calls you up to the counter. He explains that the store-owner has decided to try a new model for the business, and that the products available today are listed on "the board" behind the counter.

Curious, you look for your favorite tequila brand. It is not on the list, but there are three different tequilas listed on the board. None are familiar brands you know.

You ask the clerk about your favorite brand and he explains that the store shifted its layout because the owner decided branded products were too costly, and that he knows enough local producers with good products at great prices.

You stop to think, then ask him to just show you the best tequila they have on hand.

The clerk then reaches down into the counter and pulls out two clear mason jars. One has a hand written label saying "Bob's Dragon Water" and the other has a computer printed label that reads "Sarah's Fire Water." You see these are the most expensive of the options on the list, and hope this means that they are the best quality.

He tells you what other customers say about the quality of these two products. He screws off the lid of one of the big glass jars and offers you to smell the tequila. Confused but intrigued, you accept the invitation. It smells like you would expect tequila to smell.

You look at the clerk and give him a nod. He seals up the big jar and hands it to you. Again confused, you take it and begin to inspect it visually.

Unlike your normal bottle, there is no extensive labeling with health warnings and marketing information about the brand. The jar is completely clear, except for the hand written label that reads "Bob's Dragon Water."

You ask the clerk what you should be looking to see. He explains how some of his customers find it important to inspect the jar before buying, to make sure they don't see any impurities in the liquid inside. The clerk explains that Bob is a good distiller that they like to work with, but since he's a one-man shop you have to take quality control upon yourself.

At this point, you set down the jar, thank the clerk for his time, and walk out the door.

Market Need:

Though it sounds a little ridiculous, the story above is a very accurate depiction of the current state of legal marijuana in the U.S. Consumers' choices of marijuana products are limited to what products retailers can access at wholesale, which is ultimately limited by what products are available from growers. The issue is that the products growers and distributors have access to can vary in considerably in consistency, so what you had last time could be very different from what you buy this time.

To date, marijuana consumers do not have a reliable way to know if a product they purchased will give them the same experience a previous iteration of that product did.

There is a general misconception that products with the same strain names are consistent across dispensaries, retailers and markets, however, this isn't the case.

Many consumers assume that a particular strain will smell, taste, look and carry the same medicinal and psychoactive effects as another product of the same strain name. Yet, the reality is that no two products will have the same smell, taste, and looks or create the same experience, unless they are produced from the same genetics, in the same environment via the same process.

Product inconsistency means marijuana farmers aren't sure that the plant they are farming will yield the same volume of product or chemical consistency. The distributor may have problems pricing around the uncertainty inherent in the current market and is often uncertain of when supply will become available. Caregivers, dispensaries, and retailers do not know which of their suppliers will show up with products, nor how much they will cost, nor the quality of those products.

Ultimately, consumers pay for the inefficiencies across the supply chain, either through increased prices or inability to access product at all. There is little to no consumer trust in marijuana, which impacts the bottom lines of growers, distributors, and sellers alike. Branding marijuana means creating consistency in genetics, environment and process to create a reliable supply chain and dependable consumer product. Branding is the key solution to safe, consistent consumer experience and predictable, profitable business in the marijuana industry.

Our Business and Plan of Operations:

We are a U.S.-based branding company in the medical and recreational marijuana industries. We are focused on building long-term consumer loyalty to exceptional, consistent, and pesticide-free marijuana products that are marketed and sold under the Aquarius Cannabis brand. We do not produce, buy, sell, or transport marijuana.

Because we own the Aquarius Cannabis brand, we are responsible to the end consumer for ensuring that each and every Aquarius Cannabis branded product is produced, packaged, and labeled consistently.

Delivering on the brand promises of quality and consistency is how we add value to the end consumer.

The way that we will deliver on our promises to the end consumer is by working directly with growers, intermediaries, and retailers to ensure consistency throughout the entire supply chain.

We have developed proprietary growing methods and consistent environmental designs that provide the backbone for consistent marijuana growing. We will license this intellectual property to licensed marijuana growers operating in states where it is legal to grow medical or recreational marijuana for commercial distribution.

We will provide on-site consulting from our top-tier experts in marijuana growing and horticultural production to ensure all growers that license the Aquarius Cannabis brand are able to meet our quality and consistency standards in their marijuana flowers that consumers expect from our brand. Our consultants will work with and advise growers at every step of the way to ensure their success including: site planning, site set-up, crop scheduling, production, harvest, curing, and packaging.

We will take responsibility for marketing on behalf of growers at both the wholesale and retail level. All retailers of Aquarius Cannabis branded products will enter into a brand-licensing agreement with us governing the way our brands are marketed in their stores. We will coordinate all necessary legal contracts between these outlets and our growers. We will monitor inventory so consumers know where they can find our products in real time. We plan to communicate inventory needs to growers so they are able to meet those needs before stores run out of supply. Lastly, we will be responsible for driving retail demand from marijuana consumers through our B2C marketing.

Growers are the primary financial beneficiary of all of these efforts because of lower growing costs, increased wholesale revenue, and decreased effort put into sales of their products. We will earn licensing fees, royalties, consulting fees and packaging revenue from the production and distribution of Aquarius Cannabis branded products in exchange for the use of our brands, processes, other intellectual property and consulting services.

Business Model:

During the next few months, we will be setting-up partnerships with our customers and other operations. We plan to generate revenue through licensing, royalties, packaging and consulting fees paid by marijuana producers licensed under the Aquarius Cannabis brand.

We will generate packaging fees by providing visually appealing and strongly branded materials that medical marijuana and recreational marijuana producers and distributors will use to package medical marijuana and recreational products in our portfolio. The medical marijuana and recreational marijuana products will be packaged both at wholesale scale and for the end-consumer.

We will generate revenues through our consulting services to medical and recreational cannabis producers. We will provide varying degrees of assistance to different growers, but services will include helping producers increase the quality and efficiency of their growing process, as well as helping them effectively market and build their brands. These services are vital to ensure that all producers partnering with us maintain the consistent high quality we believe that consumers will come to expect from our Aquarius Cannabis brand.

The common denominator in our sales contracts from state to state is that we will always sell intellectual property licensing and business consulting services. However, the actual form of our fee schedules with a legal marijuana grower depends entirely on the specific laws and regulations governing production in that state. We believe that our model can be adapted to any current state model, based on over 100 of hours of legal advice from multiple business and criminal lawyers across multiple states.

Marketing Plan:

We anticipate that marketing will be a significant part of our overall business strategy, since marketing is needed to build awareness of our products and services. Marketing Aquarius Cannabis includes enrolling growers and dispensaries into brand-licensing agreements, and building and strengthening consumer loyalty to our family of marijuana product brands.

Our sales and business development teams will lead campaigns to enroll growers and dispensaries in legal marijuana markets. Currently we are focused on California, Washington and Oregon.

Our consumer marketing campaigns will be spearheaded by a former Altria Group executive and Marlboro brand manager. We plan to contract a marketing and advertising services firm to assist with these efforts. Marketing efforts for Aquarius Cannabis branded marijuana products will include: high quality consumer packaging, in-store displays and advertising, promotions, and digital and experiential marketing.

Competition:

Although it is federally illegal to invest in the production, transportation, and sale of medical or recreational marijuana, there are a number of "ancillary businesses" emerging in these industries. "Ancillary businesses" is a catch-all term for any business that is indirectly involved in the production, transportation, and sale of medical or recreational marijuana. The term covers a wide range of businesses including: doctors, lawyers, consultants, glass blowers, real estate agents, nutrient producers, insurance agents, and lighting manufactures.

Many of the competitors in the list that follows are only tangentially competitive to our business and are participating in a different segment of the newly emerging medical marijuana and recreational marijuana industries. We believe there is a void, and thus an opportunity, in medical marijuana and recreational marijuana branding, specifically regarding flowers. While there are several well-known brands selling marijuana "edibles," and another company branding their flowers around "experience," we are unaware of any competitors that are attempting to develop a portfolio of multiple medical marijuana and recreational marijuana brands distributed in multiple states in the same manner as us.

Therefore, we believe we are a unique type of ancillary business. Our core business is collecting packaging, licensing and consulting fees from producers who produce products that are marketed and sold under our brand. Currently we are unaware of active brand-licensing companies with similar models in the marijuana flower product category.

Some of the tangentially competitive companies are as listed, along with their business:

•	Branded Experience
➢ Ebbu
•	Branded Non-Flower Products
➢ Dixie Elixir
➢ EdiPure
•	Leasing Grow Facilities
➢ Advanced Cannabis Solutions, Inc. (CANN)
•	Equipment Supply
➢ Growlife, Inc. (PHOT)
•	Neutraceuticals containing Hemp and/or Cannabidiol
➢ Cannavest, Inc.
➢ Nuvilex, Inc.
➢ Medical Marijuana, Inc.
➢ Cannabis Science Inc (CBIS)
➢ GW Pharmaceuticals Plc (GWPH)

•	Turn-Key Grow Systems
➢ United Cannabis (CNAB)
➢ Growblox Sciences, Inc. (GBLX)
•	Branded Production Consulting
➢ Verde Sciences Inc. (VRCI)
➢ American Green Inc (ERBB)
➢ Chuma Holdings (CHUM)
➢ Medican Enterprise Inc (MDCN)

Intellectual Property:

We have applied for trademarks including the brand name Aquarius.

Employees:

As of the date of this Registration Statement we have no employees. We have six full-time contractors and several part-time contractors providing us operational and support services.

Properties:

Our principal executive office is 2549 Cowley Drive, Lafayette, CO 80026. This office is part of a home owned by one of our executive officers.

Our operational offices are located at 22144 Clarendon Street, Suite 230, Woodland Hills, CA 91364. We have a one year lease on this 1,500 square foot office space expiring in October 2015.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our shares of Common Stock. We anticipate applying for quoting of our Common Stock in the OTCQB marketplace of OTC Link upon the effectiveness of the Registration Statement of which this prospectus forms a part. However, we can provide no assurance that our shares of Common Stock will be quoted in the OTCQB marketplace of OTC Link or, if quoted, that a public market will materialize.

Holders of Capital Stock:

As of the date of this Registration Statement, we have 66 holders of our Common Stock.

Rule 144 Shares

As of the date of this Registration Statement, we do not have any shares of our Common Stock that are currently available for sale to the public in accordance with the volume and trading limitations of Rule 144.

Stock Option Grants

We do not have a stock option plan in place and have not granted any stock options at this time.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion provides information which we believe is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read along with our financial statements and the financial statements of Aquarius Colorado and notes thereto. This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

Overview:

We were incorporated on July 3, 2014, under the laws of the state of Nevada. We acquired Aquarius Colorado on December 1, 2014, via a Share Exchange with Aquarius Colorado's members. In exchange for the membership interests of the members of Aquarius Colorado, we gave them 18,000,000 shares of Common Stock and 2,000,000 shares of Series A Preferred Stock and Aquarius Colorado became our wholly owned subsidiary. Aquarius Colorado was formed on October 20, 2011.

Our principal mission is to fill the current gap in the consistency of quality, price and availability of consumer products in the medical marijuana and recreational marijuana industries. From there, we will embark on the more aggressive goal of developing premier brands in the medical marijuana and recreational marijuana industries and becoming the first company with multiple medical marijuana and recreational marijuana brands distributed in multiple states.

To accomplish this, we will certify production and distribution processes in California, Washington and other states. We will grant certifications to medical cannabis producers, and as applicable, recreational cannabis producers, when they meet specific and difficult standards (including using zero pesticides in the growing process). By partnering with us, producers will gain access to a variety of services, such as consulting, marketing, and brand-licensed legal distribution outlets under what we believe will be a recognized brand name. We will help producers simplify their sales process and ensure they have a strong, stable market for their medical and recreational marijuana.

At no point in time will we produce, distribute, or own the actual marijuana products that are distributed under our brand names.

Plan of Operation

Since Aquarius Colorado's inception, our operations have been limited to raising capital resources and developing our flagship production process that allows for commercially viable, pesticide-free production of marijuana. Aquarius Colorado is currently negotiating flagship production partnerships in California and Washington.

Liquidity and Capital Resources

At the date hereof, we have minimal cash at hand. We require additional capital to implement our business and fund our operations.

Additional funding may not be available on favorable terms, if at all. We intend to continue to fund our business by way of equity or debt financing and advances from related parties. In the event we seek to raise additional capital through the issuance of debt or its equivalents, this will result in increased interest expense. If we raise additional capital through the issuance of equity or convertible debt securities, the percentage ownership of Aquarius held by existing shareholders will be reduced and those shareholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our Common Stock. We cannot assure you that we will be able to raise working capital as needed in the future on terms acceptable to us, if at all.

If we are unable to raise capital as needed, we may be required to reduce the scope of our business development activities, which could harm our business plans, financial condition and operating results, or cease our operations entirely, in which case, you will lose all of your investment.

Off Balance Sheet Transactions:

We do not have any off-balance sheet transactions.

Critical Accounting Policies and Estimates:

Basis of Presentation

Our financial statements are stated in United States dollars and have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP").

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of expenses during the period presented.

We make our estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Changes in estimates are recognized in accordance with the accounting rules for the estimate, which is typically in the period when new information becomes available. We believe that our significant estimates, assumptions and judgments are reasonable, based upon information available at the time they were made. Actual results could differ from these estimates, making it possible that a change in these estimates could occur in the near term.

Fair Value of Financial Instruments

We value our financial assets and liabilities using fair value measurements. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying amount of cash and cash equivalents, note receivable, prepaid expenses and deposits, accounts payable, amounts due to related parties, note payable and note payable, related party approximates fair value because of the short-term nature of these financial instruments. The carrying amount of Aquarius Colorado's convertible notes payable at September 30, 2014, approximates its fair value based on our incremental borrowing rates.

Assets and Liabilities Measured at Fair Value

We record our financial assets and liabilities at fair value based upon a fair value hierarchy established by U.S. GAAP, which prioritizes the inputs used to measure fair value into the following levels:

Level 1 -	Quoted market prices in active markets for identical assets or liabilities at the measurement date.

Level 2 -

Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable and can be corroborated by observable market data.

Level 3 -

Inputs reflect management's best estimates and assumptions of what market participants would use in pricing the asset or liability at the measurement date. The inputs are unobservable in the market and significant to the valuation of the instruments.

A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Cash and Cash Equivalents

We consider all amounts on deposit with financial institutions and highly liquid investments with an original maturity of three months or less to be cash equivalents.

Fixed Assets

Fixed assets represent equipment stated at cost and are depreciated using the straight-line method over the estimated useful life of the assets, ranging from three to ten years.

Impairment of Long-Lived Assets

When applicable, we continually monitor events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, we assess the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Revenue Recognition

We will recognize revenue in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 605, "Revenue Recognition" which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products and services delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments will be provided for in the same period the related sales are recorded. We will defer any revenue for which the product or service has not been delivered or is subject to refund until such time that we and the customer jointly determine that the product or service has been delivered or no refund will be required.

Share-based Compensation

We periodically issue common shares to non-employees in non-capital raising transactions for services. We account for common shares issued to non-employees in accordance with ASC 505, "Equity", whereas the value of the equity-based compensation is based upon the measurement date as determined at either (a) the date at which a performance commitment is reached, or (b) at the date at which the necessary performance to earn the equity instruments is complete. Common shares issued to non-employees are valued at their respective measurement dates based on the fair value of whichever is more reliably determinable: (a) the services received; or (b) the common shares issued.

Income Taxes

Income taxes are recorded using the asset and liability method. Under the asset and liability method, tax assets and liabilities are recognized for the tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using the enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that enactment occurs. To the extent that we do not consider it more likely than not that a future tax asset will be recovered, we will provide a valuation allowance against the excess.

We follow the provisions of ASC 740, "Income Taxes". As a result of ASC 740, we make a comprehensive review of our portfolio of tax positions in accordance with recognition standards established by ASC 740. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, we believe it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest associated with unrecognized tax benefits are classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income.

Net Income (Loss) Per Share

We compute net income (loss) per share in accordance with ASC 260, "Earnings per Share". Under the provisions of ASC 260, basic net income (loss) per share includes no dilution and is computed by dividing the net income (loss) available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. Diluted income (loss) per share takes into consideration shares of common stock outstanding (computed under basic net income (loss) per share) and potentially dilutive securities that are not anti-dilutive.

Related Party Transactions

A related party is generally defined as (i) any person that holds 10% or more of our common shares including such person's immediate families, (ii) our management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with Aquarius, or (iv) anyone who can significantly influence the financial and operating decisions of Aquarius. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

Aquarius Results of Operations:

Results of Operations for the period July 3, 2014 (inception) through September 30, 2014.

During the period from July 3, 2014 (inception), through September 30, 2014, we did not generate any revenue or gross profits and incurred $1,100 of general and administrative costs comprised of state filing fees, bank service charges and share-based compensation expense to our founders.

At September 30, 2014, we were just starting our 2014 plan to acquire Aquarius Colorado and file our S-1 Registration Statement. During the period July 3, 2014 (inception), through September 30, 2014, we sold 313,000 of our 2,000,000 common share private placement offering generating $24,321 of stock subscriptions but received no cash from these sales prior to September 30, 2014. The private placement closed on November 3, 2014, and at that time we received the full $155,400 from the sale of 2,000,000 shares at $0.0777 each (including the $24,321 mentioned above). During the period July 3, 2014 (inception), through September 30, 2014, we sold 111,125 common shares to Aquarius Colorado at $0.0777 per share under stock subscriptions totaling $8,634 for share awards to Aquarius Colorado's independent contractors, but received no cash from these sales prior to September 30, 2014.

Aquarius acquired Aquarius Colorado on December 1, 2014, through the Share Exchange by issuing 18,000,000 common shares and 2,000,000 Series A Preferred Shares to the 12 members of Aquarius Colorado for 100% of the membership interest in Aquarius Colorado.

Liquidity and Capital Resources for the period July 3, 2014 (inception) through September 30, 2014.

Our cash flows, $9 from operating activities, were nominal during the period July 3, 2014 (inception) through September 30, 2014.

We require additional capital to implement our business and fund our operations.

Additional funding may not be available on favorable terms, if at all. We intend to continue to fund our business by way of equity or debt financing and advances from related parties. In the event we seek to raise additional capital through the issuance of debt or its equivalents, this will result in increased interest expense. If we raise additional capital through the issuance of equity or convertible debt securities, the percentage ownership of Aquarius held by existing shareholders will be reduced and those shareholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our Common Stock. We cannot assure you that we will be able to raise working capital as needed in the future on terms acceptable to us, if at all.

Aquarius Colorado Results of Operations:

Results of Operations for the year ended December 31, 2013 compared to the year ended December 31, 2012:

During the year ended December 31, 2013 and 2012, Aquarius Colorado did not generate any revenue or gross profits as they had only began their operations and were primarily raising capital and conducting research and development activities and preliminary marking activities to develop and license proprietary production processes and new marijuana brands.

Aquarius Colorado's net loss for the year ended December 31, 2013 and 2012 was $408,913 and $61,043, respectively. The increase in net loss was due to an increase in start-up activities in 2013 as compared to 2012.

Aquarius Colorado's operating loss for the year ended December 31, 2013 and 2012 was $204,714 and $10,516, respectively. The increase in operating loss was due to an increase in start-up activities in 2013 as compared to 2012.

During 2013, Aquarius Colorado incurred $13,892 of sales and marketing expense, primarily website development costs, as compared to no sales and marketing costs in 2012. During 2013, Aquarius Colorado incurred $77,073 of research and development expense, comprised of $26,706 of professional fees, $49,985 of equity-based compensation expense and $382 of materials and supply expense in the development of their brands and proprietary processes as compared to no research and development costs in 2012. Finally, during 2013, Aquarius Colorado incurred $113,749 of general and administrative ("G&A") expense, comprised of $57,291 of labor costs and professional fees, $50,100 of equity-based compensation expense and $6,358 of other G&A expense as compared to $10,516 of G&A expenses in 2012 comprised of $8,846 of labor costs and professional fees, and $1,670 of other G&A expense.

Aquarius Colorado's nonoperating expense for the year ended December 31, 2013 and 2012 was $204,199 and $50,527, respectively. The increase in nonoperating expense was primarily due to an increase in amortization of debt discount applicable to related party debt. During 2013 and 2012, Aquarius Colorado borrowed $200,000 and $50,000, respectively, from related parties to fund its operations. During 2013 and 2012, Aquarius Colorado issued membership interests of 33.33% and 14.69%, respectively, to the lenders and as a result, Aquarius Cannabis recognized debt discount amortization expense of $200,000 in 2013 and $50,000 in 2012. Aquarius Colorado's other nonoperating expense totaled $4,199 during 2013 and $527 during 2012, and was comprised primarily of interest expense and interest expense to related parties.

Liquidity and Capital Resources for the year ended December 31, 2013 compared to the year ended December 31, 2012:

Aquarius Colorado's cash balance at December 31, 2013, increased to $138,542 as compared to $38,060 at December 31, 2012, primarily as a result of increased borrowing activity.

Aquarius Colorado's net cash used in operating activities for the year ended December 31, 2013 and 2012 was $99,518 and $11,940, respectively. This increase was primarily due to the expenses incurred in connection with increased start-up activities.

Aquarius Colorado did not have cash flows from investing activities during 2013 and 2012.

Net cash provided by financing activities for the year ended December 31, 2013 and 2012 was $200,000 and $50,000, respectively, representing borrowings from related parties during each of those two years.

Results of Operations for the three months ended September 30, 2014 compared to the three months ended September 30, 2013:

During the three months ended September 30, 2014 and 2013, Aquarius Colorado did not generate any revenue or gross profits as they had only began their operations and were primarily raising capital and conducting research and development activities and preliminary marking activities to develop and license proprietary production processes and new cannabis brands.

Aquarius Colorado's net loss for the three months ended September 30, 2014 and 2013 was $512,657 and $68,727, respectively. The increase in net loss was due to an increase in start-up activities in 2014 as compared to 2013.

Aquarius Colorado's operating loss for the three months ended September 30, 2014 and 2013 was $491,015 and $67,483, respectively. The increase in operating loss was due to an increase in start-up activities in 2014 as compared to 2013.

During the three months ended September 30, 2014, Aquarius Colorado incurred $87,445 of sales and marketing expense, comprised of $69,325 of professional fees and $18,120 of other marketing costs as compared to $9,300 of sales and marketing website development costs during the three months ended September 30, 2013. The increase was mainly due to engaging the services of additional third party marketing consultants in 2014.

During the three months ended September 30, 2014, Aquarius Colorado incurred $7,039 of research and development ("R&D") expense, comprised of $5,500 of professional fees, $583 of equity-based compensation expense and $956 of materials and supply expense in the development of their brands and proprietary processes as compared to $28,846 of R&D costs in the same period in 2013 comprised of $3,500 of professional fees, $24,993 of equity-based compensation expense and $353 of materials and supply expense. The decrease was due to a reduction in R&D initiatives in the third quarter of 2014 as compared to the third quarter of 2013.

During the three months ended September 30, 2014, Aquarius Colorado incurred $309,708 of G&A expense, comprised of $270,109 of labor costs and professional fees, $6,109 of equity-based compensation expense and $33,490 of other G&A expense as compared to G&A totaling $4,637 during the same period in 2013 comprised of $1,715 of professional fees, and $2,922 of other G&A expense. The significant increase was due to the increased number of contractors during the third quarter of 2014 as compared to the same period in 2013.

Finally, during the three months ended September 30, 2014, Aquarius Colorado incurred $86,823 of G&A expense to related parties, comprised of $84,881 of related party labor cost and $1,942 of equity-based compensation expense as compared to a total of $24,700 of G&A expense to related parties during the same period in 2013 comprised of $8,000 of related party labor costs and $16,700 of related party equity-based compensation expense This increase resulted from increased services provided by Mr. Grede, Mr. Lawyer and the Aquarius Group "TAG" during the third quarter of 2014 as compared to the same period in 2013.

Aquarius Colorado's nonoperating expense for the three months ended September 30, 2014 and 2013 was $21,642 and $1,244, respectively. Nonoperating expense was comprised almost entirely of interest expense during these two periods. The increase was attributable to our convertible promissory notes issued during May through October 2014.

Results of Operations for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013:

During the nine months ended September 30, 2014 and 2013, Aquarius Colorado did not generate any revenue or gross profits as they had only began their operations and were primarily raising capital and conducting research and development activities and preliminary marking activities to develop and license proprietary production processes and new cannabis brands.

Aquarius Colorado's net loss for the nine months ended September 30, 2014 and 2013 was $959,047 and $363,012, respectively. The increase in net loss was due to an increase in start-up activities in 2014 as compared to 2013.

Aquarius Colorado's operating loss for the nine months ended September 30, 2014 and 2013 was $925,831 and $160,057, respectively. The increase in operating loss was due to an increase in start-up activities in 2014 as compared to 2012.

During the nine months ended September 30, 2014, Aquarius Colorado incurred $115,637 of sales and marketing expense, comprised of $79,125 of professional fees and $36,512 of other marketing costs as compared to $9,448 of sales and marketing costs, primarily website development, during the nine months ended September 30, 2013. The increase was mainly due to engaging the services of additional third party marketing consultants in 2014.

During the nine months ended September 30, 2014, Aquarius Colorado incurred $21,622 of R&D expense, comprised of $18,000 of professional fees, $583 of equity-based compensation expense and $3,039 of materials and supply expense in the development of their brands and proprietary processes as compared to $70,838 of research and development costs during the same period in 2013 comprised of $20,500 of professional fees, $49,985 of equity-based compensation expense and $353 of materials and supply expense. The decrease was due to a reduction in R&D initiatives during the first nine months of 2014 as compared to the same period in 2013.

During the nine months ended September 30, 2014, Aquarius Colorado incurred $626,147 of G&A expense, comprised of $518,618 of labor costs and professional fees, $22,684 of equity-based compensation expense and $84,845 of other G&A expense (mainly travel-related expense). This compares to a total of $12,671 of G&A expense during the same period in 2013 comprised of $8,937 of professional fees, and $3,734 of other G&A expense. The significant increase was due to the addition of several contractors during the first three quarters of 2014 as compared to the same period in 2013.

Finally, during the nine months ended September 30, 2014, Aquarius Colorado incurred $162,425 of G&A expense to related parties, comprised of $160,483 of related party labor cost, $1,942 of equity-based compensation expense as compared to $67,100 during the nine months ended September 30, 2013, comprised of $17,000 of related party labor costs and $50,100 of related party equity-based compensation expense. This increase resulted from increased services provided by Mr. Grede, Mr. Lawyer and TAG during the first nine months of 2014 as compared to the same period in 2013.

Liquidity and Capital Resources for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013:

Aquarius Colorado's cash balance at September 30, 2014, increased to $185,918 as compared to $138,542 at December 31, 2013, primarily as a result of increased borrowing activity, offset by an increase in operating cash outflows.

Aquarius Colorado's net cash used in operating activities for the nine months ended September 30, 2014 and 2013 were $652,273 and $58,734, respectively. This increase was primarily due to the expenses incurred in connection with increased start-up activities.

Aquarius Colorado's cash used in investing activities was $10,351, as result of purchasing grow lights, during the nine months ended September 30, 2014 as compared to zero during the same period in 2013.

Net cash provided by financing activities for the nine months ended September 30, 2014 and 2013 was $710,000 from the sale of convertible promissory notes and $200,000 from borrowings from related parties, respectively.

Aquarius Colorado will require additional capital to implement its business and fund its operations.

Additional funding may not be available on favorable terms, if at all. Aquarius Colorado intends to continue to fund its business by way of equity or debt financing and advances from related parties. In the event Aquarius Colorado seeks to raise additional capital through the issuance of debt or its equivalents, this will result in increased interest expense. We cannot assure you that Aquarius Colorado will be able to raise working capital as needed in the future on terms that are acceptable, if at all.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of our officers and directors as of December 12, 2014. Our executive officers are elected annually by our Board. Our executive officers hold their offices until they resign, are removed by the Board, or their successors are elected and qualified.

Name	Age	Position
Michael Davis Lawyer	27	Chief Executive Officer, President, Chief Financial Officer, and Director
Donald Grede	66	Vice President and Director

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.

Michael Davis Lawyer is a co-founder of Aquarius and Aquarius Colorado. Mr. Lawyer is a hands-on leader who is intimately familiar with the details of every aspect of the marijuana industry. He believes that cannabis is the single most valuable renewable resource on the planet, and he is dedicated to the full commercialization of both medical and recreational cannabis.

Mr. Lawyer has served as Managing Member of The Aquarius Group, LLC ("TAG") since its inception in October 2012. TAG provides business consulting, coaching, marketing services and management services to small businesses including Aquarius. Mr. Lawyer also served as manager of Higher Living L.A., A Cooperative Corporation from October 2009 to May 2012.

Mr. Lawyer is a lifetime entrepreneur who created medical marijuana retail, wholesale, and cultivation businesses in California from 2009-2012. In that time, Mr. Lawyer developed the vision for branding marijuana and gained the knowledge he needed to bring that vision to life.

After recognizing the likelihood of Colorado's legalization of recreational marijuana during 2011, Mr. Lawyer founded Aquarius Colorado in Colorado with Donald Grede.

Mr. Lawyer has an undergraduate degree from the University of Southern California.

Mr. Lawyer's qualifications to serve on our Board include his creation of medical marijuana businesses over the last five years.

Mr. Lawyer pled guilty on October 5, 2009, to a DUI in Los Angeles. Mr. Lawyer has completed his sentence in connection with this matter and his driver's license has been reinstated. Mr. Lawyer pled guilty in August 2011 to the misdemeanor crime of possession of more than one ounce of cannabis. In April 2014, Mr. Lawyer pled guilty to the charge of misdemeanor possession of more than one gram of concentrated cannabis.

Donald Grede is a co-founder of Aquarius and Aquarius Colorado. Mr. Grede has a long history as a start-up executive and extensive experience in business-to-business sales. Mr. Grede has served as the President of Portable Air of Colorado, Inc., a private HVAC company, since its inception in July 2010. Mr. Grede has served as the General Manager of Ingenera USA Incorporated, a private company that markets environmentally friendly construction products, since its inception in February 2013. He is responsible for business administration and the development and implementation of our business in Colorado.

Mr. Grede got into the medical marijuana business after medical marijuana growers in Colorado began ordering large HVAC systems from one of his businesses. After observing the inconsistent nature of the industry, Mr. Grede recognized a major opportunity to bring professional business practices into this new market. He is on a mission to raise standards across the industry through consistency in all aspects of the business.

Mr. Grede has a MBA from the MIT Sloan School of Business.

Mr. Grede's qualifications to serve on our Board include his experience as a start-up executive and in business-to-business sales.

Code of Ethics

We have not adopted a Code of Ethics, but we expect to adopt a Code of Ethics in fiscal 2015 and will post such code to our website.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.

EXECUTIVE COMPENSATION

Summary Compensation Table

As a smaller reporting company, we are required to disclose the executive compensation of our "Named Executive Officers", which consist of the following individuals: (i) any individual serving as our principal executive officer or acting in a similar capacity (the "CEO"); (ii) the two other most highly compensated executive officers of Aquarius serving as executive officers at the most recently completed fiscal year; and (iii) any additional individuals for whom disclosure would have been provided but for the fact the individual was not serving as an executive officer at the end of the most recently completed fiscal year.

The following Summary Compensation Table sets forth for calendar 2012 and 2013, the compensation, awarded to, paid to, or earned by our named executive officers in their capacities as executive officers of Aquarius Colorado.

						Non-Equity
						Incentive	Nonqualified
				Stock	Option	Plan	Deferred	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)	Awards ($)	Compensation ($)	Compensation ($)	Compensation ($)	Total ($)

Michael Davis Lawyer (1)	2013	0	0	0	0	0	0	63,600	63,600
	2012	0	0	0	0	0	0	0	0

Donald V. Grede (2)	2013	0	0	0	0	0	0	29,000	29,000
	2012	0	0	0	0	0	0	6,200	6,200

———————

(1)

Appointed President, Chief Executive Officer, CFO, Secretary and a director of Aquarius on July 3, 2014. Includes $50,100 of equity-based compensation paid to TAG, an entity where Mr. Lawyer is Managing Member.

(2)	Appointed Vice President and a director of Aquarius on July 3, 2014.

Narrative Disclosure to Summary Compensation Table

During 2013 and 2012, Messrs. Grede and Lawyer received management fees as independent contractors for Aquarius Colorado.

Outstanding Equity Awards

We had no outstanding equity awards as of the fiscal year ended December 31, 2013.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

Under independent contractor arrangements with Aquarius Colorado, effective September 1, 2014, each of Messrs. Grede and Lawyer currently receive compensation of $9,000 per month plus 12,500 shares of Common Stock per month for a period of 12 months. In addition, Mr. Lawyer is scheduled to receive use of a company-paid vehicle in early 2015 and TAG, an entity controlled by Mr. Lawyer and Mr. Rudyak, will receive certain payments for the use of Mr. Davis's home.

Director Compensation

The following table sets forth director compensation for the year ended December 31, 2013:

	Fees			Non-Equity	Nonqualified
	Earned			Incentive	Deferred
	Paid in	Stock	Option	Plan	Compensation	All Other
Name	Cash ($)	Awards ($)	Awards ($)	Compensation ($)	Earnings ($)	Compensation ($)	Total ($)

Michael Davis Lawyer (1)	0	0	0	0	0	0	0

Donald V. Grede (2)	0	0	0	0	0	0	0

———————

(1)	Appointed President, Chief Executive Officer, CFO and a director of Aquarius on July 3, 2014.
(2)	Appointed Vice President and a director of Aquarius on July 3, 2014.

Narrative to Director Compensation Table

We do not compensate directors for their services in their capacity as directors. Directors are not paid for meetings attended. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

Risk Assessment in Compensation Programs

Due to the size and scope of our business, and the amount of compensation, we do not have any employee compensation policies and programs to review to determine whether its policies and programs create risks that are reasonably likely to have a material adverse effect on our business.

At a later time, depending on our cash flow and profitability, we may offer employee benefits and other perquisites.

No retirement, pension, profit sharing, insurance programs, long-term incentive plans or other similar programs have been adopted by us for the benefit of our employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of December 12, 2014 with respect to the holdings of: (1) each person known to us to be the beneficial owner of more than 5% of any class of our securities; (2) each of our directors, nominees for director and named executive officers; and (3) all directors and executive officers as a group. To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated. Unless otherwise specified, the address of each of the persons set forth below is in care of us, at the address of: Aquarius Cannabis Inc., 2549 Cowley Drive, Lafayette, CO 80026.

Name of Beneficial Owner and Address 5% Security Holders	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Common Stock (1)	Amount and Nature of Beneficial Ownership of Preferred Stock	Percent of Preferred Stock (2)

Ernest Rudyak	6,331,738	26.08%	703,526	35.18%

Daniel Hagel	1,361,664	5.61%	151,296	7.57%

Michael Patrick Leigh	1,361,664	5.61%	151,296	7.57%

The Aquarius Group, LLC	1,361,664	5.61%	151,296	7.57%

Directors and Executive Officers
Michael Davis Lawyer, Chief Executive Officer, President, Chief Financial Officer, and Director	5,923,238	24.39%	658,138	32.91%

Donald Grede, Vice President and Director	3,006,216	12.38%	302,594	15.13%

All directors and officers as a group (2 people)	8,929,454	36.77%	960,372	48.02%

———————

(1)

As of December 12, 2014, we have 20,057,500 shares of Common Stock outstanding. Upon conversion of all of the convertible promissory notes issued by Aquarius Colorado, we will have 24,282,500 shares of Common Stock outstanding. The percentages are based on the 24,282,500 number.

(2)

As of December 12, 2014, we have 2,000,000 shares of Series A Preferred Stock issued and outstanding. Each share of Series A Preferred Stock has voting rights of 100 votes per share. The total aggregate number of votes for the Series A Preferred Stock is 200,000,000.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS AND DIRECTOR INDEPENDENCE

Related Party Transactions

Except as described below, during the past two fiscal years, there have been no transactions, whether directly or indirectly, between us and any of our respective officers, directors, beneficial owners of more than 5% of our outstanding Common Stock or their family members, that exceeded the lesser of $120,000 or 1% of the average of our total assets at year end for the last two completed fiscal years.

Aquarius:

On July 3, 2014, we issued 1,000 shares of our Common Stock to each of Mr. Lawyer and Mr. Grede, our executive officers and directors, for services. Each set of 1,000 shares had a fair value of $78 ($0.07777 fair value per share).

Aquarius Colorado:

Management Fees – Related Parties

Aquarius Colorado incurred management fees to two entities; (a) The Aspen Alliance ("TAA"), an entity controlled by Mr. Grede, and (b) TAG as follows:

	Years Ended December 31,
	2013	2012
Management fees - TAA	$29,000	$6,200
Management fees - TAG	$63,600	$—

Due to Related Parties

Accounts payable and accrued interest payable owed to related parties are as follows:

	December 31,
	2013	2012
Accounts payable – Mr. Grede	$553	$—
Accrued interest payable – Mr. Hagel	$—	$527
Accrued interest payable – Mr. Rudyak	$3,219	$—

Notes Payable – Related Parties

Effective June 21, 2012, Aquarius Colorado issued a $50,000 unsecured demand promissory note to Daniel Hagel, one of its members. The promissory note bears interest at 2% per annum, to be paid annually, beginning on June 21, 2015. As further consideration for making this loan, Aquarius Colorado issued membership interests totaling 14.69% to Mr. Hagel. The promissory note was recorded in Aquarius Colorado's financial statements at its face value of $50,000. The $50,000 cash proceeds received from Mr. Hagel were allocated between the membership interests and the promissory note based on relative fair values, as determined by our Managers, as of the date of the note (June 21, 2012). The fair value of the membership interests and promissory note were determined to be $50,000 and $0, respectively. Accordingly, the $50,000 cash proceeds were allocated in their entirety to the membership interests and a corresponding $50,000 debt discount was recognized. Since the promissory note is due upon demand, the entire $50,000 debt discount was immediately amortized to interest expense as an additional cost of this borrowing.

As at December 31, 2013 and 2012, Aquarius Colorado owed $50,000 in principal under this note and accrued interest payable of $527 and $1,527, respectively.

Effective March 11, 2013, Aquarius Colorado issued a $200,000 unsecured demand promissory note to Ernest Rudyak, one of its principal members. The promissory note bears interest at 2% per annum, to be paid annually. As further consideration for making this loan, Aquarius Colorado issued membership interests totaling 33.33% to Mr. Rudyak. The promissory note was recorded in our financial statements at its face value of $200,000. The $50,000 cash proceeds received from Mr. Ryudak were allocated between the membership interests and the promissory note based on relative fair values, as determined by Aquarius Colorado's Managers, as of the date of the note (March 11, 2013). The fair value of the membership interests and promissory note were determined to be $200,000 and $0, respectively. Accordingly, the $200,000 cash proceeds were allocated in their entirety to the membership interests and a corresponding $200,000 debt discount was recognized. Since the promissory note is due upon demand, the entire $200,000 debt discount was immediately amortized to interest expense as an additional cost of this borrowing.

As at December 31, 2013, Aquarius Colorado owed $200,000 in principal under this note and accrued interest payable of $3,219.

Membership Interests – Related Parties

On June 21, 2012, Aquarius Colorado's members issued a membership interest totaling 14.29%, on a pro rata basis, to Mr. Hagel, a new principal member as partial consideration for a $50,000 loan.

On March 1, 2013, Aquarius Colorado's members issued a membership interest totaling 33.33%, on a pro rata basis, to Mr. Rudyak, a new principal member, as partial consideration for a $200,000 loan.

On March 1, 2013, Aquarius Colorado's members issued a membership interest, totaling 8.35%, on a pro rata basis, to a new member, The Aquarius Group ("TAG"), an entity controlled by Mr. Lawyer, in exchange for management services valued at $50,100 based on our Managers' estimate of the fair value of our total membership interests as of that date.

On August 19, 2013, Aquarius Colorado's members issued a membership interest totaling 7.69%, on a pro rata basis, to Mr. Leigh, a new member in exchange for research and development services valued at $49,985 based on our Managers' estimate of the fair value of our total membership interests as of that date.

Director Independence and Committees

Neither Mr. Lawyer nor Mr. Grede is considered independent because they are both executive officers of Aquarius. We do not currently have a separately designated audit, nominating or compensation committee.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO FINANCIAL STATEMENTS

AQUARIUS CANNABIS INC.

AQUARIUS HOLDINGS LLC

Report of Independent Registered Public Accounting Firm	F-14

Balance Sheets as of December 31, 2013 and 2012	F-15

Statements of Operations for the twelve months ended December 31, 2013 and 2012	F-16

Statement of Changes in Members' Deficit for the twelve months ended December 31, 2013 and 2012	F-17

Statements of Cash Flows for the twelve months ended December 31, 2013 and 2012	F-18

Notes to the Audited Financial Statements	F-19

Report of Independent Registered Public Accounting Firm	F-28

Condensed Balance Sheets as of September 30, 2014 (Unaudited) and December 31, 2013	F-29

Condensed Unaudited Statements of Operations for the three and nine months ended September 30, 2014 and 2013	F-30

Condensed Unaudited Statements of Cash Flows for the three and nine months ended September 30, 2014 and 2013	F-31

Notes to the Condensed Unaudited Financial Statements	F-32

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Aquarius Cannabis Inc.

Lafayette, Colorado, 80026

We have audited the accompanying balance sheet of Aquarius Cannabis Inc. as of September 30, 2014, and the related statement of operations, changes in stockholders' deficit and cash flows for the for the period from inception (July 3, 2014) through September 30, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aquarius Cannabis Inc. as of September 30, 2014, and the related statement of operations and cash flows for the period from inception (July 3, 2014) through September 30, 2014 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements the Company has suffered losses from operations and currently does not have sufficient available funding to fully implement its business plan. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Arvada, Colorado

December 12, 2014

AQUARIUS CANNABIS INC.

BALANCE SHEET

September 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$9

Total assets	$9

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$40
Due to related party	914
Total liabilities	954

Commitments and contingencies

Stockholders' deficit:
Preferred stock; par value $0.0001; authorized shares 20,000,000; no shares issued or outstanding	—
Common stock; par value $0.0001; authorized shares 200,000,000; issued and outstanding shares 41,500	4
Common stock not yet issued 384,625 shares	39
Additional paid-in capital	33,067
Less: stock subscriptions receivable	(24,321)
Less: stock subscriptions receivable, related party	(8,634)
Accumulated deficit	(1,100)
Total stockholders' deficit	(945)

Total liabilities and stockholders' deficit	$9

See Accompanying Notes to Financial Statements

AQUARIUS CANNABIS INC.

STATEMENT OF OPERATIONS

July 3, 2014 (Inception) through September 30, 2014

Revenue	$—

Operating expenses:
General and administrative	1,100
Total operating expenses	1,100

Loss from operations	(1,100)

Net loss	$(1,100)

Net income (loss) per common share:
Basic and diluted	$(0.03)

Basic and diluted weighted-average common shares outstanding:	35,611

See Accompanying Notes to Financial Statements

AQUARIUS CANNABIS INC.

STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

For the period from July 3, 2014 (Date of Inception) through September 30, 2014

			Additional	Stock
	Common Stock		Paid-in	Subscriptions	Accumulated	Stockholders'
	Shares	Amount	Capital	Receivable	Deficit	Deficit

Balance, July 3, 2014	—	$—	$—	$—	$—	$—
Shares issued to founders for services	2,000	—	155	—	—	155
Shares issued under stock subscriptions	313,000	32	24,289	(24,321)	—	—
Shares issued under stock subscriptions, related party	111,125	11	8,623	(8,634)	—	—
Net loss for the period	—	—	—	—	(1,100)	(1,100)

Balance, September 30, 2014	426,125	$43	$33,067	$(32,955)	$(1,100)	$(945)

See Accompanying Notes to Financial Statements

AQUARIUS CANNABIS INC.

STATEMENTS OF CASH FLOWS

July 3, 2014 (Inception) through September 30, 2014
Operating activities:
Net loss	$(1,100)
Adjustments to reconcile net loss to net cash provided by operating activities:
Share-based compensation expense, related parties	155
Changes in operating assets and liabilities:
Accounts payable	20
Due to related party	914
Net cash provided by operating activities	9

Investing activities:
Net cash used in investing activities	—

Financing activities:
Net cash provided by financing activities	—

Net increase in cash	9

Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$9

Supplemental schedule of cash flow information:
Cash paid for interest	$—
Cash paid for income taxes	$—

See Accompanying Notes to Financial Statements

AQUARIUS CANNABIS INC.

NOTES TO AUDITED FINANCIAL STATEMENTS

For the period from July 3, 2014 (Date of Inception) through September 30, 2014

Note 1 – Nature and Continuance of Operations

Nature of Operations

Aquarius Cannabis Inc. ("we", "our", "us" or "Aquarius") was formed on July 3, 2014, under the laws of the State of Nevada for the purpose of acquiring Aquarius Holdings LLC ("Aquarius Colorado"), a Colorado limited liability company under common control, through an exchange of our common shares for 100% of the membership interests in Aquarius Colorado and subsequently filing a Form S-1 Registration Statement with the Securities and Exchange Commission and listing our common shares on the OTC Bulletin Board ("OTC BB") interdealer quotation system. The exchange of our common shares for 100% of the membership interests in Aquarius Colorado was completed on December 1, 2014.

Aquarius Colorado's planned principal business is the development, marketing and licensing of cannabis brands and to provide a variety of ancillary services, including production processes, components and consulting services to the cannabis industry. Aquarius Colorado is currently conducting research and development activities and preliminary marking activities to develop and license proprietary production processes and new cannabis brands.

We have only recently begun operations and we rely upon borrowings and the issuance of our common shares for cash to fund our operations as we have not yet generated any revenue. Our business is subject to significant risks and uncertainties, including failure to secure additional funding necessary to complete the development of our products and services and to bring our products and services to market.

We do not grow, harvest, distribute or sell cannabis or any substances that violate United States law or the Controlled Substances Act.

Note 2 – Going Concern

Our financial statements have been prepared on a going concern basis which assumes that we will be able to meet our obligations and continue our operations during the next fiscal year. Asset realization values may be significantly different from carrying values as shown in our financial statements and do not give effect to adjustments that would be necessary to the carrying values of assets and liabilities should we be unable to continue as a going concern. During the period from July 3, 2014 (our inception) through September 30, 2014, we incurred losses and we expect to incur further losses in the development of our business, all of which casts substantial doubt about our ability to continue as a going concern.

Our ability to continue as a going concern depends on our ability to generate future profits and/or to obtain the necessary financing to meet our obligations arising from normal business operations when they come due. We anticipate that additional funding will be in the form of loans and equity financing from the sale of our common stock. We may also seek to obtain loans from our current investors. Currently, there are no arrangements in place for equity funding or new loans.

Note 3 – Summary of Significant Accounting Policies

Basis of Presentation

Our financial statements are stated in United States dollars and have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP").

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of expenses during the period presented.

AQUARIUS CANNABIS INC.

NOTES TO AUDITED FINANCIAL STATEMENTS

For the period from July 3, 2014 (Date of Inception) through September 30, 2014

Note 3 – Summary of Significant Accounting Policies - continued

We make our estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Changes in estimates are recognized in accordance with the accounting rules for the estimate, which is typically in the period when new information becomes available. We believe that our significant estimates, assumptions and judgments are reasonable, based upon information available at the time they were made. Actual results could differ from these estimates, making it possible that a change in these estimates could occur in the near term.

Development Stage Company

We are a development stage company as defined under the then current Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 915, "Development-Stage Entities". Additional disclosures required as a development stage company are that our financial statements be identified as those of a development stage company, and that the statements of operations, changes in members' deficit and cash flows disclosed activity since the date of our Inception (October 11, 2011). Effective June 10, 2014, the FASB changed its regulations with respect to development stage entities and these additional disclosures are no longer required for annual reporting periods beginning after December 15, 2015, with the option for entities to early adopt these new provisions. We have elected to early adopt these provisions and consequently these additional disclosures are not included in our financial statements.

Fair Value of Financial Instruments

We value our financial assets and liabilities using fair value measurements. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying amount of cash and cash equivalents, accounts payable and amounts due to related parties approximates fair value because of the short-term nature of these financial instruments.

Assets and Liabilities Measured at Fair Value

We record our financial assets and liabilities at fair value based upon a fair value hierarchy established by U.S. GAAP, which prioritizes the inputs used to measure fair value into the following levels:

Level 1 -	Quoted market prices in active markets for identical assets or liabilities at the measurement date.

Level 2 -

Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable and can be corroborated by observable market data.

Level 3 -

Inputs reflect management's best estimates and assumptions of what market participants would use in pricing the asset or liability at the measurement date. The inputs are unobservable in the market and significant to the valuation of the instruments.

A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Concentrations of Credit Risk

Our financial instruments which potentially subject us to credit risk are our cash and cash equivalents. We maintain our cash and cash equivalents at reputable financial institutions and currently, we are not exposed to significant credit risk.

AQUARIUS CANNABIS INC.

NOTES TO AUDITED FINANCIAL STATEMENTS

For the period from July 3, 2014 (Date of Inception) through September 30, 2014

Note 3 – Summary of Significant Accounting Policies - continued

Cash and Cash Equivalents

We consider all amounts on deposit with financial institutions and highly liquid investments with an original maturity of three months or less to be cash equivalents.

Impairment of Long-Lived Assets

When applicable, we continually monitor events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, we assess the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Revenue Recognition

We will recognize revenue in accordance with ASC 605, "Revenue Recognition" which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products and services delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments will be provided for in the same period the related sales are recorded. We will defer any revenue for which the product or service has not been delivered or is subject to refund until such time that we and the customer jointly determine that the product or service has been delivered or no refund will be required.

Advertising Expense

Advertising is expensed as incurred. We did not incur advertising expense during the period July 3, 2014 (date of inception) through September 30, 2014.

Research and Development Expense

Research and development ("R&D") costs are charged to expense as incurred. Our R&D costs include, but are not limited to, consulting service fees and materials and supplies used in the development of our proprietary brands and processes. We did not incur R&D expense during the period July 3, 2014 (date of inception) through September 30, 2014.

Share-based Compensation

We periodically issue common shares to non-employees in non-capital raising transactions for services. We account for common shares issued to non-employees in accordance with ASC 505, "Equity", whereas the value of the equity-based compensation is based upon the measurement date as determined at either (a) the date at which a performance commitment is reached, or (b) at the date at which the necessary performance to earn the equity instruments is complete. Common shares issued to non-employees are valued at their respective measurement dates based on the fair value of whichever is more reliably determinable: (a) the services received; or (b) the common shares issued.

AQUARIUS CANNABIS INC.

NOTES TO AUDITED FINANCIAL STATEMENTS

For the period from July 3, 2014 (Date of Inception) through September 30, 2014

Note 3 – Summary of Significant Accounting Policies - continued

Income Taxes

Income taxes are recorded using the asset and liability method. Under the asset and liability method, tax assets and liabilities are recognized for the tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using the enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that enactment occurs. To the extent that we do not consider it more likely than not that a future tax asset will be recovered, we will provide a valuation allowance against the excess.

We follow the provisions of ASC 740, "Income Taxes". As a result of ASC 740, we make a comprehensive review of our portfolio of tax positions in accordance with recognition standards established by ASC 740. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, we believe it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest associated with unrecognized tax benefits are classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income.

Net Income (Loss) Per Share

 We compute net income (loss) per share in accordance with ASC 260, "Earnings per Share." Under the provisions of ASC 260, basic net income (loss) per share includes no dilution and is computed by dividing the net income (loss) available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. Diluted income (loss) per share takes into consideration shares of common stock outstanding (computed under basic net income (loss) per share) and potentially dilutive securities that are not anti-dilutive.

Related Party Transactions

A related party is generally defined as (i) any person that holds 10% or more of our common shares including such person's immediate families, (ii) our management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with Aquarius, or (iv) anyone who can significantly influence the financial and operating decisions of Aquarius. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

New Accounting Standards

From time to time, the FASB or other standards setting bodies issue new accounting pronouncements. Updates to the FASB ASCs are communicated through issuance of an Accounting Standards Update ("ASU"). Unless otherwise discussed, we believe that the impact of recently issued guidance, whether adopted or to be adopted in the future, is not expected to have a material impact on our financial statements upon adoption.

AQUARIUS CANNABIS INC.

NOTES TO AUDITED FINANCIAL STATEMENTS

For the period from July 3, 2014 (Date of Inception) through September 30, 2014

Note 4 – Commitments and Contingencies

Contractual Obligations and Commercial Commitments

Aquarius Colorado has independent contractor agreements which expire at various times through November 2015. Such agreements, which have been revised from time to time, provide for minimum salary levels, share-based compensation and commissions as well as for incentive bonuses that are payable if specified management goals are attained. The Aquarius Colorado share-based compensation is payable in our common shares. The aggregate commitment for future share-based compensation payable in our common shares at September 30, 2014, excluding bonuses and commissions was approximately 998,500 shares. Aquarius Colorado's commission agreements include a commitment to pay one of our independent contractors a 60% commission, payable in our common shares, on all California portfolio brand revenue generated during the first year of California sales.

Legal Proceedings

We were not subject to any legal proceedings during the period July 3, 2014 (date of inception) through September 30, 2014, and, to the best of our knowledge, no legal proceedings are pending or threatened.

Note 5 – Stockholders' Deficit

Preferred Stock

We are authorized to issue 20,000,000 share of preferred stock with a par value of $0.0001 per share.

No shares of preferred stock were issued or outstanding during the period from July 3, 2014 (date of inception) to September 30, 2014.

Common Stock

We are authorized to issue 200,000,000 share of preferred stock with a par value of $0.0001 per share.

Each share of common stock shall have one (1) vote per share for all purposes. Our common stock does not provide preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stockholders are not entitled to cumulative voting for election of our Board.

Common Stock Issued and Outstanding

On July 3, 2014, we issued 1,000 common shares each, valued by our directors at $0.0777 per share, to our two founders in exchange for services rendered.

During the period July 3, 2014 through August 25, 2014, we issued 39,500 common shares, valued by our directors at $0.0777 per share, to Aquarius Colorado contractors in exchange for a stock subscription receivable from Aquarius Colorado in the amount of $3,069. This amount is included in stock subscriptions receivable, related party on our balance sheet.

As at September 30, 2014, there were a total of 41,500 shares of common stock issued and outstanding.

AQUARIUS CANNABIS INC.

NOTES TO AUDITED FINANCIAL STATEMENTS

For the period from July 3, 2014 (Date of Inception) through September 30, 2014

Note 5 – Stockholders' Deficit- continued

Common Stock Not Yet Issued

During the period August 25, 2014 through September 30, 2014, we sold 46,625 common shares valued by our directors at $0.0777 per share, to Aquarius Colorado in exchange for stock subscription receivables from Aquarius Colorado in the amount of $3,623. This amount is included in stock subscriptions receivable, related party on our balance sheet. The 46,625 common shares are included in common stock not yet issued on our balance sheet. These common shares have not yet been issued.

During the period August 25, 2014 through September 30, 2014, we also sold 25,000 common shares valued by our directors at $0.0777 per share, to Aquarius Colorado in exchange for stock subscriptions receivable from Aquarius Colorado in the amount of $1,942. This amount is included in stock subscriptions receivable, related party on our balance sheet. The 25,000 common shares are included in common stock not yet issued on our balance sheet. These common shares have not yet been issued.

During the period September 12, 2014 through September 30, 2014, we sold 313,000 common shares at $0.0777 per share, to nine investors in exchange for stock subscription receivables in the amount of $24,321. This amount is included in stock subscriptions receivable on our balance sheet. The 313,000 common shares are included in common stock not yet issued on our balance sheet. These shares were issued on November 3, 2014 in exchange for $24,321 cash.

As at September 30, 2014, there were a total of 384,625 shares of common stock not yet issued.

Note 6 - Related Party Transactions

Michael Davis Lawyer, our CEO and a director, and Donald V. Grede, our Vice President and a director, founded Aquarius on July 3, 2014. Mr. Davis and Mr. Lawyer received 1,000 common shares each, valued by our directors at $0.0777 per share, for services rendered during our formation.

Aquarius Colorado

Mr. Lawyer and Mr. Grede are the Managers and executive officers of Aquarius Colorado. Together, Mr. Lawyer and Mr. Grede own a 48% membership interest in Aquarius Colorado and provide management services to Aquarius Colorado under contractual agreements expiring in 2015. Under these agreements, Mr. Lawyer and Mr. Grede each earn 12,500 Aquarius common shares per month beginning September 2014 for a period of twelve months. The total 25,000 common shares earned by Mr. Lawyer and Mr. Grede during September 2014 were purchased by Aquarius Colorado for $0.0777 per share, or $1,942 under stock subscription agreements and this amount is included in stock subscriptions receivable on our balance sheet.

Due to Related Parties

At September 30, 2014, $914 of accounts payable owed to Aquarius Colorado are included in due to related party on our balance sheet.

Note 7 – Share-based Compensation

Share-based Compensation Expense

During the period July 3, 2014 (date of inception) through September 30, 2014, we recognized $155 of share-based compensation expense to related parties and this amount is included in general and administrative expense in our statement of operations.

AQUARIUS CANNABIS INC.

NOTES TO AUDITED FINANCIAL STATEMENTS

For the period from July 3, 2014 (Date of Inception) through September 30, 2014

Note 8 - Subsequent Events

On October 6, 2014, we issued 16,000 common shares, valued by our directors at $0.0777 per share, to an Aquarius Colorado contractor in exchange for a stock subscription receivable from Aquarius Colorado in the amount of $1,243.

During the period October 1, 2014 through October 31, 2014, we sold 1,687,000 common shares at $0.0777 per share, to 45 investors in exchange for stock subscription receivables in the amount of $131,080. These shares were issued on November 3, 2014 in exchange for $131,079 cash.

During the period October 1, 2014 through November 30, 2014, we sold 229,100 common shares valued by our directors at $0.0777 per share, to Aquarius Colorado in exchange for a stock subscription receivable from Aquarius Colorado in the amount of $17,801. This amount included a total of 50,000 common shares valued at $3,885 to Mr. Lawyer and Mr. Grede. These common shares have not been issued.

On November 20, 2014, our shareholders approved an amendment to our articles of incorporation to allow our board of directors to create new series of preferred stock from our authorized preferred shares and to designate the preferences, voting powers, conversion rights and other terms and conditions applicable to each series of preferred stock so created.

On December 1, 2014, our board of directors designated 2,000,000 shares of our authorized but unissued $0.0001 par value, preferred stock to be Series A Preferred Stock with 100 votes per share and to exchange these Series A Preferred shares and 18,000,000 common shares, valued by our directors at $0.0777 per share, for all of the membership interests in Aquarius Colorado held by the 12 members. On December 1, 2014, we completed the exchange transaction with the members of Aquarius Colorado and Aquarius Colorado became a wholly owned subsidiary as of this date.

As at December 1 2014, our issued and outstanding common shares totaled 20,057,500 as follows:

Shares
Issued and outstanding as of September 30, 2014	41,500
Common shares issued on October 6, 2014	16,000
Common shares issued on November 3, 2014 – private placement offering	2,000,000
Common shares issued on December 1, 2014 – Exchange Agreement	18,000,000
Issued and outstanding as of December 1, 2014	20,057,500

As at December 1 2014, our common shares not yet issued totaled 300,725 as follows:

Shares
Common shares not yet issued as of September 30, 2014	384,625
Common shares subscribed for during October 2014 - private placement offering	1,687,000
Common shares subscribed for during October and November 2014 by Aquarius Colorado	229,100
Less: common shares issued on November 3, 2014 – private placement offering	(2,000,000)
Common shares not yet issued as of December 1, 2014	300,725

No additional common shares were subscribed for or issued during the period from December 1, 2014 to the date of this report.

We have evaluated all events that occurred after the balance sheet date through the date when our financial statements were issued on December 12, 2014, to determine if they must be reported. Our management has determined that other than as disclosed above, there were no reportable subsequent events to be disclosed.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Aquarius Holding LLC

Lafayette, Colorado, 80026

We have audited the accompanying balance sheets of Aquarius Holding LLC as of December 31, 2013 and 2012 the related statement of operations, changes in members' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aquarius Holding LLC as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements the Company has suffered losses from operations since Inception (October 20, 2011) and currently does not have sufficient available funding to fully implement its business plan. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Arvada, Colorado
July 18, 2014	Cutler & Co., LLC

AQUARIUS HOLDINGS LLC

BALANCE SHEETS

	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$138,542	$38,060
Prepaid expenses	—	647
Total current assets	138,542	38,707

Total assets	$138,542	$38,707

LIABILITIES AND MEMBERS' DEFICIT
Current liabilities:
Accounts payable	$5,418	$—
Due to related parties	3,772	527
Notes payable	50,000	—
Notes payable – related parties	200,000	50,000
Total current liabilities	259,190	50,527

Total liabilities	259,190	50,527

Commitments and contingencies

Members' deficit:
Contributed capital	350,085	50,000
Accumulated deficit	(470,733)	(61,820)
Total members' deficit	(120,648)	(11,820)

Total liabilities and members' deficit	$138,542	$38,707

See Accompanying Notes to Financial Statements

AQUARIUS HOLDINGS LLC

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2013	2012

Revenues	$—	$—

Operating expenses:
Sales and marketing	13,892	—
Research and development	77,073	—
General and administrative	113,749	10,516
Total operating expenses	204,714	10,516

Operating loss	(204,714)	(10,516)

Other income (expense):
Interest income	20	—
Interest expense	(1,000)	—
Interest expense – related parties	(3,219)	(527)
Amortization of debt discount – related parties	(200,000)	(50,000)
Total other income (expense)	(204,199)	(50,527)

Net loss	$(408,913)	$(61,043)

See Accompanying Notes to Financial Statements

AQUARIUS HOLDINGS LLC

STATEMENT OF CHANGES IN MEMBERS' DEFICIT

	Contributed Capital	Accumulated Deficit	Total Members' Deficit

Balance, December 31, 2011	$—	$(777)	$(777)

Issuance of 14.29% membership interest in conjunction with notes payable for cash	50,000	—	50,000
Net loss for the year	—	(61,043)	(61,043)

Balance, December 31, 2012	$50,000	$(61,820)	$(11,820)

Issuance of 33.33% membership interest in conjunction with notes payable for cash	200,000	—	200,000
Issuance of 8.35% membership interest for services	50,100	—	50,100
Issuance of 7.69% membership interest for services	49,985	—	49,985
Net loss for the year	—	(408,913)	(408,913)

Balance, December 31, 2013	$350,085	$(470,733)	$(120,648)

See Accompanying Notes to Financial Statements

AQUARIUS HOLDINGS LLC

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2013	2012
Operating activities:
Net loss	$(408,913)	$(61,043)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount – related parties	200,000	50,000
Equity-based compensation expense	100,085	—

Changes in operating assets and liabilities:
Prepaid expenses	647	(647)
Accounts payable	5,418	(777)
Due to related parties	3,245	527
Net cash used in operating activities	(99,518)	(11,940)

Investing activities:
Net cash provided by investing activities	—	—

Financing activities:
Proceeds from contributed capital and issuance of notes payable – related party	200,000	50,000
Net cash provided by financing activities	200,000	50,000

Net increase in cash	100,482	38,060

Cash and cash equivalents, beginning of period	38,060	—

Cash and cash equivalents, end of period	$138,542	$38,060

Supplemental schedule of cash flow information:
Cash paid for interest	$—	$—

Supplemental disclosure of non-cash financing activities:

Membership interests issued for services	$100,085	$—

See Accompanying Notes to Financial Statements

AQUARIUS HOLDINGS LLC

NOTES TO AUDITED FINANCIAL STATEMENTS

FOR THE TWELVE MONTHS ENDED

DECEMBER 31, 2013 AND 2012

Note 1 – Nature and Continuance of Operations

Nature of Operations

Aquarius Holdings LLC ("we", "our", "us" or "Aquarius") is a limited liability company organized on October 20, 2011 ("Inception"), under the laws of the State of Colorado. We are governed by an operating agreement dated October 20, 2011 (as amended and restated on March 1, 2013, April 1, 2014 and June 4, 2014), the "LLC Agreement". Our planned principal business is the development, marketing and licensing of cannabis brands and to provide a variety of ancillary services, including production processes, components and consulting services to the cannabis industry. We are currently conducting research and development activities and preliminary marking activities to develop and license proprietary production processes and new cannabis brands.

We have only recently begun operations and we rely upon borrowings and the issuance of our membership interests for cash to fund our operations as we have not yet generated any revenue. Our business is subject to significant risks and uncertainties, including failure to secure additional funding necessary to complete the development of our products and services to bring our products and services to market.

Our founding members are Michael Davis Lawyer and Donald V. Grede whose initial membership interests were 66.67% and 33.33%, respectively. Mr. Lawyer, our chief executive officer, and Mr. Grede, our president and secretary, serve as the Managers of Aquarius and have exclusive authority to manage our business in accordance with the LLC Agreement.

We do not grow, harvest, distribute or sell cannabis or any substances that violate United States law or the Controlled Substances Act, nor do we intend to do so in the future.

Note 2 – Going Concern

Our financial statements have been prepared on a going concern basis which assumes that we will be able to meet our obligations and continue our operations during the next fiscal year. Asset realization values may be significantly different from carrying values as shown in our financial statements and do not give effect to adjustments that would be necessary to the carrying values of assets and liabilities should we be unable to continue as a going concern. At December 31, 2013, we had not yet generated any revenues or achieved profitable operations and we have accumulated losses of $470,733 since our Inception. We expect to incur further losses in the development of our business, all of which casts substantial doubt about our ability to continue as a going concern.

Our ability to continue as a going concern depends on our ability to generate future profits and/or to obtain the necessary financing to meet our obligations arising from normal business operations when they come due. We anticipate that additional funding will be in the form of loans and equity financing from the sale of our membership interests. We may also seek to obtain loans from our current members. There are no current arrangements in place for equity funding or new loans.

Note 3 – Summary of Significant Accounting Policies

Basis of Presentation

Our financial statements are stated in United States dollars and have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP").

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of expenses during the period presented.

AQUARIUS HOLDINGS LLC

NOTES TO AUDITED FINANCIAL STATEMENTS

FOR THE TWELVE MONTHS ENDED

DECEMBER 31, 2013 AND 2012

Note 3 – Summary of Significant Accounting Policies - Continued

We make our estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Changes in estimates are recognized in accordance with the accounting rules for the estimate, which is typically in the period when new information becomes available. We believe that our significant estimates, assumptions and judgments are reasonable, based upon information available at the time they were made. Actual results could differ from these estimates, making it possible that a change in these estimates could occur in the near term.

Development Stage Company

We are a development stage company as defined under the then current Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 915, "Development-Stage Entities". Additional disclosures required as a development stage company are that our financial statements be identified as those of a development stage company, and that the statements of operations, changes in members' deficit and cash flows disclosed activity since the date of our Inception (October 11, 2011). Effective June 10, 2014, the FASB changed its regulations with respect to development stage entities and these additional disclosures are no longer required for annual reporting periods beginning after December 15, 2015, with the option for entities to early adopt these new provisions. We have elected to early adopt these provisions and consequently these additional disclosures are not included in our financial statements.

Fair Value of Financial Instruments

We have adopted the guidance of ASC 820, "Fair Value Measurement" which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity's own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

ASC 825, "Financial Instruments", allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. We have not elected to apply the fair value option to any outstanding instruments.

Our financial instruments primarily consist of cash and cash equivalents, prepaid expenses accounts payable, amounts due to related parties, notes payable and notes payable to related parties. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying amount of cash and cash equivalents, prepaid expenses, accounts payable, amounts due to related parties, notes payable and notes payable to related parties approximates fair value because of the short-term nature of these financial instruments.

AQUARIUS HOLDINGS LLC

NOTES TO AUDITED FINANCIAL STATEMENTS

FOR THE TWELVE MONTHS ENDED

DECEMBER 31, 2013 AND 2012

Note 3 – Summary of Significant Accounting Policies - Continued

Concentrations of Credit Risk

Our financial instruments which potentially subject us to credit risk are our cash and cash equivalents. We maintain our cash and cash equivalents at a reputable financial institution and currently, we are not exposed to significant credit risk.

Cash and Cash Equivalents

We consider all amounts on deposit with financial institutions and highly liquid investments with an original maturity of three months or less to be cash equivalents.

Impairment of Long-Lived Assets

When applicable, we continually monitor events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, we assess the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Revenue Recognition

We will recognize revenue in accordance with ASC 605, "Revenue Recognition" which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products and services delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. We will defer any revenue for which the product or service has not been delivered or is subject to refund until such time that we and the customer jointly determine that the product or service has been delivered or no refund will be required.

Advertising Expense

Advertising is expensed as. We did not incur advertising expense during the twelve months ended December 31, 2013 and 2012.

Research and Development Expense

Research and development ("R&D") costs are charged to expense as incurred. Our R&D costs include, but are not limited to, consulting service fees and materials and supplies used in the development of our proprietary brands and processes.

Equity-based Compensation

We periodically issue membership interests to non-employees in non-capital raising transactions for services. We account for membership interests issued to non-employees in accordance with ASC Topic 505, "Equity", whereas the value of the equity-based compensation is based upon the measurement date as determined at either (a) the date at which a performance commitment is reached, or (b) at the date at which the necessary performance to earn the equity instruments is complete. Membership interests issued to non-employees are valued at their respective measurement dates based on the fair value of whichever is more reliably determinable: (a) the services received; or (b) the membership interest issued.

AQUARIUS HOLDINGS LLC

NOTES TO AUDITED FINANCIAL STATEMENTS

FOR THE TWELVE MONTHS ENDED

DECEMBER 31, 2013 AND 2012

Note 3 – Summary of Significant Accounting Policies - Continued

Income Taxes

We are a limited liability company treated as a partnership for federal and state income tax purposes and all our income tax liabilities and/or benefits are passed through to our members. As such, we have not recognized federal or state income taxes in the accompanying financial statements. Any uncertain tax position taken by our members does not result in an uncertain tax position of Aquarius.

In accordance with the LLC Agreement, to the extent possible without impairing our ability to continue to conduct our business and activities, and in order to permit our members to pay taxes on the taxable income of Aquarius, we are required to make distributions to our members in amounts equal to the estimated tax liability of the members computed as if the members paid income tax at the highest marginal federal and state rate applicable to an individual resident of Colorado, in the event that taxable income is generated for the members. There was no taxable income and therefore no distributions in 2013 or 2012.

Related Party Transactions

A related party is generally defined as (i) any person that holds 10% or more of our membership interests including such person's immediate families, (ii) our management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with Aquarius, or (iv) anyone who can significantly influence the financial and operating decisions of Aquarius. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

Recent Accounting Pronouncements

Accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on these financial statements upon adoption other than in respect of the early adoption of the new regulations relating to Development Stage Entities as discussed above.

Note 4 – Debt

At December 31, 2013 and December 31, 2012, our debt was all short-term and consisted of the following:

	December 31,
	2013	2012
Notes payable	$50,000	$—
Notes payable – related parties	200,000	50,000
Total debt	$250,000	$50,000

AQUARIUS HOLDINGS LLC

NOTES TO AUDITED FINANCIAL STATEMENTS

FOR THE TWELVE MONTHS ENDED

DECEMBER 31, 2013 AND 2012

Note 4 – Debt - Continued

Notes Payable

Effective June 21, 2012, we issued a $50,000 unsecured demand promissory note to Daniel Hagel, one of our members. The promissory note bears interest at 2% per annum, to be paid annually, beginning on June 21, 2015. As further consideration for making this loan, we issued membership interests totaling 14.69% to Mr. Hagel. The promissory note was recorded in our financial statements at its face value of $50,000. The $50,000 cash proceeds received from Mr. Hagel were allocated between the membership interests and the promissory note based on relative fair values, as determined by our Managers, as of the date of the note (June 21, 2012). The fair value of the membership interests and promissory note were determined to be $50,000 and $0, respectively. Accordingly, the $50,000 cash proceeds were allocated in their entirety to the membership interests and a corresponding $50,000 debt discount was recognized. Since the promissory note is due upon demand, the entire $50,000 debt discount was immediately amortized to interest expense as an additional cost of this borrowing.

On March 1, 2013, Mr. Hagel issued 5.96% of his 14.29% membership interests to new members and consequently, as a member holding less than 10% membership interest, Mr. Hagel was no longer considered to be a related party for financial reporting purposes. Accordingly, the $50,000 note payable was reclassified from notes payable - related parties to notes payable as of that date.

As at December 31, 2013 and 2012, we owed $50,000 in principal under this note and accrued interest payable of $1,527 included in accounts payable and $527 included in due to related parties, respectively.

Notes Payable – Related Parties:

Effective March 11, 2013, we issued a $200,000 unsecured demand promissory note to Ernest Rudyak, one of our principal members. The promissory note bears interest at 2% per annum, to be paid annually. As further consideration for making this loan, we issued membership interests totaling 33.33% to Mr. Rudyak. The promissory note was recorded in our financial statements at its face value of $200,000. The $50,000 cash proceeds received from Mr. Ryudak were allocated between the membership interests and the promissory note based on relative fair values, as determined by our Managers, as of the date of the note (March 11, 2013). The fair value of the membership interests and promissory note were determined to be $200,000 and $0, respectively. Accordingly, the $200,000 cash proceeds were allocated in their entirety to the membership interests and a corresponding $200,000 debt discount was recognized. Since the promissory note is due upon demand, the entire $200,000 debt discount was immediately amortized to interest expense as an additional cost of this borrowing. As at December 31, 2013, we owed $200,000 in principal under this note and accrued interest payable of $3,219.

Interest Expense

During the twelve months ended December 31, 2013 and 2012, we incurred total interest expense on the above notes payable of $4,219 and $527, respectively.

Amortization of Debt Discount - Related Parties

During the twelve months ended December 31, 2013 and 2012, we incurred amortization of debt discount expense on the above notes payable of $200,000 and $50,000, respectively.

AQUARIUS HOLDINGS LLC

NOTES TO AUDITED FINANCIAL STATEMENTS

FOR THE TWELVE MONTHS ENDED

DECEMBER 31, 2013 AND 2012

Note 5 – Commitments and Contingencies

Contractual Obligations and Commercial Commitments

We had not entered into any contractual obligations or commercial commitments as at December 31, 2013 (2012 - $0).

Legal Proceedings

We were not subject to any legal proceedings during the twelve months ended December 31, 2013 or 2012 and, to the best of our knowledge, no legal proceedings are pending or threatened.

Note 6 – Members' Deficit

On June 21, 2012, our members issued a membership interest totaling 14.29%, on a pro rata basis, to Mr. Hagel, a new principal member as partial consideration for a $50,000 loan. The cash proceeds from the loan were allocated to contributed capital and debt based on relative fair values, as determined by our Managers, as of that date. The fair value of the loan was determined to be $0, the $50,000 cash proceeds were allocated to contributed capital and a $50,000 debt discount was recognized.

On March 1, 2013, our members issued a membership interest totaling 33.33%, on a pro rata basis, to Mr. Rudyak, a new principal member, as partial consideration for a $200,000 loan. On March 11, 2013, the cash proceeds from the loan were received and allocated to contributed capital and debt based on relative fair values, as determined by our Managers, as of that date. The fair value of the loan was determined to be $0, the $200,000 cash proceeds were allocated to contributed capital and a $200,000 debt discount was recognized.

On March 1, 2013, our members issued a membership interest, totaling 8.35%, on a pro rata basis, to a new member, The Aquarius Group ("TAG"), an entity controlled by Mr. Lawyer, in exchange for management services valued at $50,100 based on our Managers' estimate of the fair value of our total membership interests as of that date.

On August 19, 2013, our members issued a membership interest totaling 7.69%, on a pro rata basis, to a new member in exchange for research and development services valued at $49,985 based on our Managers' estimate of the fair value of our total membership interests as of that date.

Note 7 - Related Party Transactions

Management Fees – Related Parties

In addition to the related party transactions described in Notes 4 and 6 above; we incurred management fees, included in general and administrative expense, to two entities; (a) The Aspen Alliance ("TAA"), an entity controlled by Mr. Grede, and (b) TAG as follows:

	Years Ended December 31,
	2013	2012
Management fees - TAA	$29,000	$6,200
Management fees - TAG	63,600	—
	$92,600	$6,200

AQUARIUS HOLDINGS LLC

NOTES TO AUDITED FINANCIAL STATEMENTS

FOR THE TWELVE MONTHS ENDED

DECEMBER 31, 2013 AND 2012

Note 7 - Related Party Transactions - Continued

Due to Related Parties

Accounts payable and accrued interest payable owed to related parties are included in due to related parties in our balance sheets as follows:

	December 31,
	2013	2012
Accounts payable – Mr. Grede	$553	$—
Accrued interest payable – Mr. Hagel	—	527
Accrued interest payable – Mr. Rudyak	3,219	—
	$3,772	$527

Notes Payable – Related Parties

Notes payable to related parties are as follows:

	December 31,
	2013	2012
Note payable – Mr. Hagel	$—	$50,000
Note payable – Mr. Rudyak	200,000	—
	$200,000	$50,000

During the year ended December 31, 2013, we borrowed and repaid notes payable from/ to related parties as follows:

	Year Ended December 31, 2013
	Borrowings	Repayments
Notes payable – Mr. Rudyak	$200,000	$—

Notes Payable – Related Parties - Continued

During the year ended December 31, 2012, we borrowed and repaid notes payable from/ to related parties as follows:

	Year Ended December 31, 2012
	Borrowings	Repayments
Note payable – Mr. Hagel	$50,000	$—

AQUARIUS HOLDINGS LLC

NOTES TO AUDITED FINANCIAL STATEMENTS

FOR THE TWELVE MONTHS ENDED

DECEMBER 31, 2013 AND 2012

Note 7 - Related Party Transactions – Continued

Interest Expense and Interest Payments – Related Parties

During 2013 and 2012, we incurred interest expense to related parties in the following amounts:

	Years Ended December 31,
	2013	2012
Interest expense – Mr. Hagel	$—	$527
Interest expense – Mr. Rudyak	3,219	—
	$3,219	$527

During the twelve months ended December 31, 2013 and 2012, we did not make any interest payments to related parties.

Note 8 – Equity-based Compensation

Equity-based Compensation Expense

Equity-based compensation expense is included in our statements of operations for the years ended December 31, 2013 and 2012 as follows:

	Years Ended December 31,
	2013	2012
Research and development expense	49,985	—
General and administrative expense	50,100	—
	$100,085	$—

Note 9 - Subsequent Events

On May 1, 2014, we entered into a consulting agreement with Blackbridge Capital, LLC, to provide business advisory services, including introductions to prospective transaction parties in exchange for a two-year unsecured convertible promissory note (the "Note") dated May 1, 2014, accruing interest at 12% per annum due upon maturity of the note. The convertible promissory note is convertible by the holder into our common stock, if and when issued, at a conversion price equal to 50% of the average of the three lowest daily trading prices for our common stock during the 60 day trading period ending on the last trading day prior to the conversion date. We have not assigned any value to the Note's conversion feature as our common stock has not yet been issued and is not publically quoted and therefore the Note is not currently convertible. We will record the estimated value of such conversion feature if and when our common stock becomes publically quoted.

On May 28, 2014, we entered into a service agreement with Tiber Creek Corporation to effect transactions intended to combine Aquarius with a United States reporting company and for related matters in exchange for $85,000 cash consideration and approximately 2.5% of the issued and outstanding common shares of the United States reporting company.

AQUARIUS HOLDINGS LLC

NOTES TO AUDITED FINANCIAL STATEMENTS

FOR THE TWELVE MONTHS ENDED

DECEMBER 31, 2013 AND 2012

Note 9 - Subsequent Events – continued

On June 4, 2014, our members issued membership interests, totaling 1.6575%, on a pro rata basis, to six new members, as partial consideration for purchasing convertible promissory notes (the "Notes") totaling $325,000. The Notes are unsecured and bear interest at 12% per annum, mature two years from the date of issuance (May 15, 2014 through June 2, 2014) and are convertible by the holders into our common stock, if and when issued, at a conversion price equal to 50% of the average of the three lowest daily trading prices for the common stock during the 60 day trading period ending on the last trading day prior to the conversion date. We have not assigned any value to the Notes' conversion feature as our common stock has not yet been issued and is not publically quoted and therefore the Notes are not currently convertible. We will record the estimated value of such conversion feature if and when our common stock becomes publically quoted. The cash proceeds from the Notes were allocated to contributed capital and debt based on relative fair values, as determined by our Managers, as of that date.

We have evaluated all events that occurred after the balance sheet date through the date when the financial statements were issued on July 18, 2014, to determine if they must be reported. Our management has determined that other than as disclosed above, there were no reportable subsequent events to be disclosed.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

Aquarius Holdings LLC

Lafayette, Colorado

We have reviewed the accompanying balance sheet of Aquarius Holdings LLC ("the Company") as of September 30, 2014, and the related statements of operations and cash flows for the three and nine months ended September 30, 2014 and 2013.These financial statements are the responsibility of the management of Aquarius Holdings LLC.

We have conducted our review in accordance with standards established by the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Because of the Company has incurred losses since formation and has limited operations there is substantial doubt about its ability to continue as a going concern. Management's plans in regard to its current status are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Cutler & Co. LLC

Arvada, Colorado

December 11, 2014

AQUARIUS HOLDINGS LLC

CONDENSED BALANCE SHEETS

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$185,918	$138,542
Note receivable	6,000	—
Prepaid expenses and deposits	31,600	—
Total current assets	223,518	138,542

Fixed assets	4,351	—

Total assets	$227,869	$138,542

LIABILITIES AND MEMBERS' DEFICIT
Current liabilities:
Accounts payable	$34,638	$3,891
Accrued liabilities	31,769	1,527
Due to related parties	14,582	3,772
Note payable	50,000	50,000
Note payable, related party	200,000	200,000
Total current liabilities	330,989	259,190

Long term liabilities:
Convertible notes payable	960,000	—

Total liabilities	1,290,989	259,190

Commitments and contingencies

Members' deficit:
Contributed capital	366,660	350,085
Accumulated deficit	(1,429,780)	(470,733)
Total members' deficit	(1,063,120)	(120,648)

Total liabilities and members' deficit	$227,869	$138,542

See Accompanying Notes to Condensed Unaudited Financial Statements

AQUARIUS HOLDINGS LLC

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Revenue	$—	$—	$—	$—

Operating expenses:
Sales and marketing	87,445	9,300	115,637	9,448
Research and development	7,039	28,846	21,622	70,838
General and administrative	309,708	4,637	626,147	12,671
General and administrative, related parties	86,823	24,700	162,425	67,100
Total operating expenses	491,015	67,483	925,831	160,057

Loss from operations	(491,015)	(67,483)	(925,831)	(160,057)

Other income (expense):
Interest income	9	6	26	14
Interest expense	(20,651)	(250)	(30,242)	(750)
Interest expense, related party	(1,000)	(1,000)	(3,000)	(2,219)
Amortization of debt discount, related party	—	—	—	(200,000)
Total other income (expense)	(21,642)	(1,244)	(33,216)	(202,955)

Net loss	$(512,657)	$(68,727)	$(959,047)	$(363,012)

See Accompanying Notes to Condensed Unaudited Financial Statements

AQUARIUS HOLDINGS LLC

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Operating activities:
Net loss	$(959,047)	$(363,012)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount, related party	—	200,000
Equity-based compensation expense	16,575	100,085
Convertible note payable issued for services	250,000	—
Changes in operating assets and liabilities:

Prepaid expenses and deposits	(31,600)	647
Accounts payable	30,747	577
Accrued liabilities	30,242	1,277
Due to related parties	10,810	1,692
Net cash used in operating activities	(652,273)	(58,734)

Investing activities:
Issuance of note receivable	(6,000)	—
Purchase of fixed assets	(4,351)	—
Net cash used in investing activities	(10,351)	—

Financing activities:
Proceeds from contributed capital and issuance of note payable, related party	—	200,000
Proceeds from issuance of convertible notes payable	710,000	—
Net cash provided by financing activities	710,000	200,000

Net increase in cash	47,376	141,266

Cash and cash equivalents, beginning of period	138,542	38,060

Cash and cash equivalents, end of period	$185,918	$179,326

Supplemental schedule of cash flow information:
Cash paid for interest	$—	$—

Supplemental disclosure of non-cash financing activities:
Convertible note payable issued for services	$250,000	$—
Membership interests issued for services	$16,575	$100,085

See Accompanying Notes to Condensed Unaudited Financial Statements

AQUARIUS HOLDINGS LLC

NOTES TO THE CONDENSED UNAUDITED FINANCIAL STATEMENTS

Note 1 – Nature and Continuance of Operations

Nature of Operations

Aquarius Holdings LLC ("we", "our", "us" or "Aquarius") is a limited liability company organized on October 20, 2011, under the laws of the State of Colorado. We are governed by an operating agreement dated October 20, 2011 (as amended and restated on March 1, 2013, April 1, 2014 and June 4, 2014), the "LLC Agreement." Our planned principal business is the development, marketing and licensing of cannabis brands and to provide a variety of ancillary services, including production processes, components and consulting services to the cannabis industry. We are currently conducting research and development activities and preliminary marking activities to develop and license proprietary production processes and new cannabis brands.

We have only recently begun operations and we rely upon borrowings and the issuance of our membership interests for cash to fund our operations as we have not yet generated any revenue. Our business is subject to significant risks and uncertainties, including failure to secure additional funding necessary to complete the development of our products and services and to bring our products and services to market.

Our founding members are Michael Davis Lawyer and Donald V. Grede whose initial membership interests were 66.67% and 33.33%, respectively. Mr. Lawyer, our chief executive officer, and Mr. Grede, our president and secretary, serve as the Managers of Aquarius and have exclusive authority to manage our business in accordance with the LLC Agreement.

On July 3, 2014, Mr. Lawyer and Mr. Grede formed Aquarius Cannabis Inc. ("ACI"), a Nevada corporation, for the purpose of acquiring Aquarius through an exchange of ACI common shares for 100% of the membership interests in Aquarius and subsequently filing a Form S-1 Registration Statement with the Securities and Exchange Commission and listing ACI common shares on the OTC Bulletin Board ("OTC BB") interdealer quotation system. The exchange of ACI common shares for 100% of the membership interest in ACI was completed on December 1, 2014. The S-1 Registration Statement is expected to be filed in December 2014.

We do not grow, harvest, distribute or sell cannabis or any substances that violate United States law or the Controlled Substances Act.

Note 2 – Going Concern

Our financial statements have been prepared on a going concern basis which assumes that we will be able to meet our obligations and continue our operations during the next fiscal year. Asset realization values may be significantly different from carrying values as shown in our financial statements and do not give effect to adjustments that would be necessary to the carrying values of assets and liabilities should we be unable to continue as a going concern. During the nine months ended September 30, 2014, we incurred losses of $959,047 and used cash of $652,273 in our operating activities. As at September 30, 2014, we had a working capital deficit of $107,471 and an accumulated deficit of $1,429,780. We expect to incur further losses in the development of our business, all of which casts substantial doubt about our ability to continue as a going concern.

Our ability to continue as a going concern depends on our ability to generate future profits and/or to obtain the necessary financing to meet our obligations arising from normal business operations when they come due. We anticipate that additional funding will be in the form of loans and equity financing from the sale of our membership interests. We may also seek to obtain loans from our current members. Currently, there are no arrangements in place for equity funding or new loans.

AQUARIUS HOLDINGS LLC

NOTES TO THE CONDENSED UNAUDITED FINANCIAL STATEMENTS

Note 3 – Summary of Significant Accounting Policies

Basis of Presentation

Our financial statements are stated in United States dollars and have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). The accompanying unaudited interim condensed financial statements have been prepared in accordance with GAAP for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In our opinion, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. Operating results for the three and nine month periods ended September 30, 2014 and 2013, are not necessarily indicative of the results for the full year. While we believe that the disclosures presented herein are adequate and not misleading, these interim condensed financial statements should be read in conjunction with the audited financial statements and the footnotes thereto contained in our annual report for the years ended December 31, 2013 and 2014.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of expenses during the period presented.

We make our estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Changes in estimates are recognized in accordance with the accounting rules for the estimate, which is typically in the period when new information becomes available. We believe that our significant estimates, assumptions and judgments are reasonable, based upon information available at the time they were made. Actual results could differ from these estimates, making it possible that a change in these estimates could occur in the near term.

Development Stage Company

We are a development stage company as defined under the then current Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 915, "Development-Stage Entities". Additional disclosures required as a development stage company are that our financial statements be identified as those of a development stage company, and that the statements of operations, changes in members' deficit and cash flows disclosed activity since the date of our Inception (October 11, 2011). Effective June 10, 2014, the FASB changed its regulations with respect to development stage entities and these additional disclosures are no longer required for annual reporting periods beginning after December 15, 2015, with the option for entities to early adopt these new provisions. We have elected to early adopt these provisions and consequently these additional disclosures are not included in our financial statements.

Fair Value of Financial Instruments

We value our financial assets and liabilities using fair value measurements. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying amount of cash and cash equivalents, note receivable, prepaid expenses and deposits, accounts payable, amounts due to related parties, note payable and note payable, related party approximates fair value because of the short-term nature of these financial instruments. The carrying amount of our convertible notes payable at September 30, 2014, approximates its fair value based on our incremental borrowing rates.

AQUARIUS HOLDINGS LLC

NOTES TO THE CONDENSED UNAUDITED FINANCIAL STATEMENTS

Note 3 – Summary of Significant Accounting Policies – continued

Assets and Liabilities Measured at Fair Value

We record our financial assets and liabilities at fair value based upon a fair value hierarchy established by U.S. GAAP, which prioritizes the inputs used to measure fair value into the following levels:

Level 1 -	Quoted market prices in active markets for identical assets or liabilities at the measurement date.
Level 2 -

Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable and can be corroborated by observable market data.

Level 3 -

Inputs reflect management's best estimates and assumptions of what market participants would use in pricing the asset or liability at the measurement date. The inputs are unobservable in the market and significant to the valuation of the instruments.

A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Concentrations of Credit Risk

Our financial instruments which potentially subject us to credit risk are our cash and cash equivalents. We maintain our cash and cash equivalents at reputable financial institutions and currently, we are not exposed to significant credit risk.

Cash and Cash Equivalents

We consider all amounts on deposit with financial institutions and highly liquid investments with an original maturity of three months or less to be cash equivalents.

Fixed Assets

Our fixed assets represents equipment stated at cost and are depreciated using the straight-line method over the estimated useful life of the assets, ranging from three to ten years. We did not incur depreciation expense during the three and nine months ended September 30, 2014 and 2013.

Impairment of Long-Lived Assets

When applicable, we continually monitor events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, we assess the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Revenue Recognition

We will recognize revenue in accordance with ASC 605, "Revenue Recognition" which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products and services delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments will be provided for in the same period the related sales are recorded. We will defer any revenue for which the product or service has not been delivered or is subject to refund until such time that we and the customer jointly determine that the product or service has been delivered or no refund will be required.

AQUARIUS HOLDINGS LLC

NOTES TO THE CONDENSED UNAUDITED FINANCIAL STATEMENTS

Note 3 – Summary of Significant Accounting Policies – continued

Advertising Expense

Advertising is expensed as incurred. We did not incur advertising expense during the three and nine months ended September 30, 2014 and 2013.

Research and Development Expense

Research and development ("R&D") costs are charged to expense as incurred. Our R&D costs include, but are not limited to, consulting service fees and materials and supplies used in the development of our proprietary brands and processes.

Equity-based Compensation

We periodically issue membership interests to non-employees in non-capital raising transactions for services. We account for membership interests issued to non-employees in accordance with ASC 505, "Equity", whereas the value of the equity-based compensation is based upon the measurement date as determined at either (a) the date at which a performance commitment is reached, or (b) at the date at which the necessary performance to earn the equity instruments is complete. Membership interests issued to non-employees are valued at their respective measurement dates based on the fair value of whichever is more reliably determinable: (a) the services received; or (b) the membership interest issued.

Income Taxes

We are a limited liability company treated as a partnership for federal and state income tax purposes and all our income tax liabilities and/or benefits are passed through to our members. As such, we have not recognized federal or state income taxes in the accompanying financial statements. Any uncertain tax position taken by our members does not result in an uncertain tax position of Aquarius.

In accordance with the LLC Agreement, to the extent possible without impairing our ability to continue to conduct our business and activities, and in order to permit our members to pay taxes on the taxable income of Aquarius, we are required to make distributions to our members in amounts equal to the estimated tax liability of the members computed as if the members paid income tax at the highest marginal federal and state rate applicable to an individual resident of Colorado, in the event that taxable income is generated for the members. There was no taxable income and therefore no distributions during the three and nine months ended September 30, 2014 and 2013.

Related Party Transactions

A related party is generally defined as (i) any person that holds 10% or more of our membership interests including such person's immediate families, (ii) our management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with Aquarius, or (iv) anyone who can significantly influence the financial and operating decisions of Aquarius. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

New Accounting Standards

From time to time, the FASB or other standards setting bodies issue new accounting pronouncements. Updates to the ASC are communicated through issuance of an Accounting Standards Update ("ASU"). Unless otherwise discussed, we believe that the impact of recently issued guidance, whether adopted or to be adopted in the future, is not expected to have a material impact on our financial statements upon adoption.

AQUARIUS HOLDINGS LLC

NOTES TO THE CONDENSED UNAUDITED FINANCIAL STATEMENTS

Note 4 – Note Receivable

On February 27, 2014, we received a non-interest bearing, unsecured, one-year promissory note in the amount of $6,000 in exchange for a cash loan to one of our members in the same amount.

Note 5 – Notes Payable

Our notes payable consists of the following:

	September 30, 2014	December 31, 2013
Note payable	$50,000	$50,000
Note payable, related party	$200,000	$200,000

Note Payable

Effective June 21, 2012, we issued a $50,000 unsecured demand promissory note to Daniel Hagel, one of our members. The promissory note bears interest at 2% per annum, to be paid annually, beginning on June 21, 2015. As further consideration for making this loan, on June 21, 2012, we issued membership interests totaling 14.69%, as of that date, to Mr. Hagel. The promissory note was recorded in our financial statements at its face value of $50,000. The $50,000 cash proceeds received from Mr. Hagel were allocated between the membership interests and the promissory note based on relative fair values, as determined by our Managers, as of the date of the note (June 21, 2012). The fair value of the membership interests and promissory note were determined to be $50,000 and $0, respectively. Accordingly, the $50,000 cash proceeds were allocated in their entirety to the membership interests and a corresponding $50,000 debt discount was recognized. Since the promissory note is due upon demand, the entire $50,000 debt discount was immediately amortized to interest expense in 2012 as an additional cost of this borrowing.

On March 1, 2013, Mr. Hagel issued 5.96% of his 14.29% membership interests, as of that date, to new members and consequently, as a member holding less than 10% membership interest, as of that date, Mr. Hagel was no longer considered to be a related party for financial reporting purposes. Accordingly, the $50,000 note payable was reclassified from note payable, related party to note payable as of that date.

During each of the three and nine months ended September 30, 2014 and 2013, we incurred interest expense on the above note payable of $250 and $750, respectively.

As at September 30, 2014 and December 31, 2013, accrued interest payable on the above note payable of $2,277 and $1,527, respectively, are included in accrued liabilities on our balance sheets.

Note Payable, Related Party

Effective March 11, 2013, we issued a $200,000 unsecured demand promissory note to Ernest Rudyak, one of our principal members. The promissory note bears interest at 2% per annum, to be paid annually. As further consideration for making this loan, on March 1, 2013, we issued membership interests totaling 33.33%, as of that date, to Mr. Rudyak. The promissory note was recorded in our financial statements at its face value of $200,000. The $200,000 cash proceeds received from Mr. Ryudak were allocated between the membership interests and the promissory note based on relative fair values, as determined by our Managers, as of the date of the note (March 11, 2013). The fair value of the membership interests and promissory note were determined to be $200,000 and $0, respectively. Accordingly, the $200,000 cash proceeds were allocated

In their entirety to the membership interests and a corresponding $200,000 debt discount was recognized. Since the promissory note is due upon demand, the entire $200,000 debt discount was immediately amortized to interest expense in 2013 as an additional cost of this borrowing.

AQUARIUS HOLDINGS LLC

NOTES TO THE CONDENSED UNAUDITED FINANCIAL STATEMENTS

Note 5 – Notes Payable – continued

During the three and nine months ended September 30, 2014, we incurred interest expense on the above note payable of $1,000 and $3,000, respectively. During the three and nine months ended September 30, 2013, we incurred interest expense on the above note payable of $1,000 and $2,219, respectively.

As at September 30, 2014 and December 31, 2013, accrued interest payable of on the above note payable $6,219 and $3,219, respectively, are included in due to related parties on our balance sheets.

Amortization of Debt Discount, Related Party

During the three and nine months ended September 30, 2013, we incurred amortization of debt discount expense, related party on the above note payable, related party of $0 and $200,000, respectively. We did not incur any amortization of debt discount expense during the three and nine months ended September 30, 2014.

Note 6 – Convertible Notes Payable

Our convertible notes payable consist of the following:

	September 30, 2014	December 31, 2013
Convertible note payable - Blackbridge	$250,000	$—
Convertible notes payable – 12% Notes	325,000	—
Convertible notes payable – 8% Notes	385,000	—
Convertible notes payable - total	$960,000	$—

On May 1, 2014, we entered into a consulting agreement with Blackbridge Capital, LLC, ("Blackbridge") to provide business advisory services, including introductions to prospective transaction parties in exchange for a $250,000 two-year unsecured convertible promissory note (the "Blackbridge Note") dated May 1, 2014, accruing interest at 12% per annum due upon maturity of the note. The Blackbridge Note is convertible by the holder into ACI common stock, if and when issued and listed on the OTC BB, at a conversion price equal to 50% of the average of the three lowest daily trading prices for ACI common stock during the 60 day trading period ending on the last trading day prior to the conversion date. We have not assigned any value to the Blackbridge Note's conversion feature as ACI common stock has not yet been issued and is not publically quoted and therefore the Note is not currently convertible. We will record the estimated value of such conversion feature if and when ACI common stock becomes publically quoted.

During the period from May 15, 2014, through June 2, 2014, we sold six convertible two-year convertible promissory notes (the "12% Notes") for total proceeds of $325,000. The 12% Notes are unsecured and accrue interest at 12% and interest is due upon maturity of the note. The 12% Notes are convertible by the holder into ACI common stock, if and when issued and listed on the OTC BB, at a conversion price equal to 50% of the average of the three lowest daily trading prices for ACI common stock during the 60 day trading period ending on the last trading day prior to the conversion date. We have not assigned any value to the 12% Notes' conversion feature as ACI common stock has not yet been issued and is not publically quoted and therefore the 12% Notes are not currently convertible. We will record the estimated value of such conversion feature if and when ACI common stock becomes publically quoted.

AQUARIUS HOLDINGS LLC

NOTES TO THE CONDENSED UNAUDITED FINANCIAL STATEMENTS

Note 6 – Convertible Notes Payable-continued

During the period from July 23, 2014, through September 23, 2014, we sold 18 two-year convertible promissory notes (the "8% Notes") for total proceeds of $385,000. The 8% Notes are unsecured and accrue interest at 8% and interest is due upon maturity of the note. The 8% Notes are convertible by the holder into shares ACI common stock, if and when issued and quoted on the OTC BB, beginning on the 40th trading day after the shares are listed, at a conversion price equal to the higher of (a) $0.20 per share, or (b) 60% of the average of the five lowest daily closing prices for ACI common stock during the 20 day trading period ending on the last trading day prior to the conversion date. The 8% Notes can be redeemed by Aquarius at anytime by paying the principal amount owed plus a 35% premium. We have not assigned any value to the 8% Notes' conversion feature as ACI common stock has not yet been issued and is not publically quoted and therefore the 8% Notes are not currently convertible. We will record the estimated value of such conversion feature if and when ACI common stock becomes publically quoted.

During the three and nine months ended September 30, 2014, we incurred interest expense applicable to our convertible notes payable of $20,401 and $29,492, respectively. As at September 30, 2014, accrued interest payable was $29,492 and this amount is included in accrued liabilities on our balance sheets. During 2013, we did not have any convertible notes payable issued or outstanding.

Note 7 – Commitments and Contingencies

Contractual Obligations and Commercial Commitments

We have independent contractor agreements which expire at various times through November 2015. Such agreements, which have been revised from time to time, provide for minimum salary levels and commissions as well as for incentive bonuses that are payable if specified management goals are attained. The aggregate commitment for future salaries at September 30, 2014, excluding bonuses and commissions was approximately $288,000. Our commission agreements include a commitment to pay one of our independent contractors a 60% commission, payable in common shares of ACI on all California portfolio brand revenue generated during the first year of California sales.

Legal Proceedings

We were not subject to any legal proceedings during the nine months ended September 30, 2014, and, to the best of our knowledge, no legal proceedings are pending or threatened.

Note 8 – Members' Deficit

On October 20, 2011, the date of our formation, our founders, Mr. Lawyer and Mr. Grede, received initial membership interests of 66.67% and 33.33%, respectively.

On June 21, 2012, our founding members issued a membership interest totaling 14.29%, on a pro rata basis, to Mr. Hagel, a new principal member, as partial consideration for a $50,000 loan. The cash proceeds from the loan were allocated to contributed capital and debt based on relative fair values, as determined by our Managers, as of that date. The fair value of the loan was determined to be $0, the $50,000 cash proceeds were allocated to contributed capital and a $50,000 debt discount was recognized.

On March 1, 2013, our members issued a membership interest totaling 33.33%, on a pro rata basis, to Mr. Rudyak, a new principal member, as partial consideration for a $200,000 loan. On March 11, 2013, the cash proceeds from the loan were received and allocated to contributed capital and debt based on relative fair values, as determined by our Managers, as of that date. The fair value of the loan was determined to be $0, the $200,000 cash proceeds were allocated to contributed capital and a $200,000 debt discount was recognized.

AQUARIUS HOLDINGS LLC

NOTES TO THE CONDENSED UNAUDITED FINANCIAL STATEMENTS

Note 8 – Members' Deficit - continued

On March 1, 2013, our members issued a membership interest, totaling 8.35%, as of that date, on a pro rata basis, to a new member, The Aquarius Group ("TAG"), an entity controlled by Mr. Lawyer and Mr. Rudyak, in exchange for management services valued at $50,100 based on our Managers' estimate of the fair value of our total membership interests as of that date.

On August 19, 2013, our members issued a membership interest totaling 7.69%, on a pro rata basis, to a new member in exchange for research and development services valued at $49,985 based on our Managers' estimate of the fair value of our total membership interests as of that date.

On June 4, 2014, our members issued membership interests, totaling 1.6575%, on a pro rata basis, to six new members, as equity-based compensation for purchasing convertible promissory notes totaling $325,000.

Note 9 - Related Party Transactions

Management Fees – Related Parties

In addition to the related party transactions described in Notes 5 and 8 above; we incurred management fees and equity-based compensation expense (see also Note 10 below), included in general and administrative expense, to (a) Mr. Grede and an entity controlled by Mr. Grede, The Aspen Alliance ("TAA"), and (b) Mr. Lawyer and TAG as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Management fees – Mr. Grede and TAA	$29,971	$8,000	$63,971	$17,000
Management fees – Mr. Lawyer and TAG	56,852	—	98,454	—
Equity-based compensation - TAG	—	16,700	—	50,100
	$86,823	$24,700	$162,425	$67,100

Interest Expense and Interest Payments – Related Parties

As described in Note 5 above, our interest expense to related parties consists of:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Interest expense – Mr. Rudyak	$1,000	$1,000	$3,000	$2,219

During the three and nine months ended September 30, 2014 and 2013, we did not make any interest payments to related parties.

AQUARIUS HOLDINGS LLC

NOTES TO THE CONDENSED UNAUDITED FINANCIAL STATEMENTS

Note 9 - Related Party Transactions - continued

Due to Related Parties

Accounts payable and accrued interest payable owed to related parties are included in due to related parties in our balance sheets as follows:

	September 30, 2014	December 31, 2013
Accounts payable – Mr. Grede	$343	$553
Accounts payable – Mr. Lawyer and TAG	299	—
Accounts payable - ACI	7,721	—
Accrued interest payable - Mr. Rudyak	6,219	3,219
Due to related parties - total	$14,582	$3,772

Notes Payable – Related Parties

As described in Note 5 above, on March 11, 2013, we borrowed $200,000 from Mr. Rudyak and our note payable, related party balance was $200,000 on each of September 30, 2014 and December 31, 2013. There were no other borrowings or repayments to related parties during these periods.

Note 10 – Equity-based Compensation

Equity-based Compensation Expense

Equity-based compensation expense is included in our statements of operations for the years ended December 31, 2013 and 2012 as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Research and development expense	$—	$24,993	$—	$49,985
General and administrative expense	—	16,700	16,575	50,100
	$—	$41,693	$16,575	$100,085

Note 11 - Subsequent Events

During the period October 1, 2014 through December 8, 2014, we issued five 8% Notes for total proceeds of $60,000.

On December 1, 2014, our 12 members exchanged their 100% membership interest in Aquarius for 18,000,000 shares of ACI common stock representing a 90% ownership interest in ACI as of that date.

We have evaluated all events that occurred after the balance sheet date through the date when our financial statements were issued on December 11, 2014, to determine if they must be reported. Our management has determined that other than as disclosed above, there were no reportable subsequent events to be disclosed.

AQUARIUS CANNABIS INC.

10,063,680 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is December __, 2014

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration fee	$91
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$3,000
Accounting fees and expenses	$15,000
Legal fees and expense	$35,000
Blue Sky fees and expenses	$5,227
Miscellaneous	$0
Total	$58,318

All amounts are estimates other than the SEC's registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling security holders. The selling security holders, however, will pay any other expenses incurred in selling their Common Stock, including any brokerage commissions or costs of sale.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

To the fullest extent permitted by the laws of the State of Nevada, our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his/her position, if he/she acted in good faith and in a manner he/she reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he/she is to be indemnified, we must indemnify him/her against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

During the period May 15, 2014 to June 2, 2014 Aquarius Colorado issued convertible promissory notes in exchange for cash and services rendered totaling $575,000. These notes are convertible into 2,000,000 shares of our Common Stock. These notes were issued in reliance on the exemption under Section 4(a)(2) of the Securities Act and were issued as founders notes. These notes qualified for exemption under Section 4(a)(2) of the Securities Act since the issuance of notes by us did not involve a public offering. The offering was not a "public offering" as defined in Section 4(a)(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of notes offered. We did not undertake an offering in which we sold a high number of notes to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(a)(2) since they agreed to and received notes bearing a legend stating that such notes and shares underlying the notes are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these notes and shares underlying the notes would not be immediately redistributed into the market and therefore not be part of a "public offering." Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(a)(2) of the Securities Act for these transactions.

We were incorporated in the State of Nevada on July 3, 2014. In connection with incorporation, we issued a total of 2,000 shares of Common Stock to our founders for services with a total fair value of $155. The shares were issued pursuant to the exemption from registration set forth in Section 4(a)(2) of the Securities Act.

On July 3, 2014, we issued 39,500 shares of Common Stock to independent contractors for services rendered with a fair value of $3,069. The shares were issued pursuant to the exemption from registration set forth in Section 4(a)(2) of the Securities Act.

On October 6, 2014, we issued 16,000 shares of Common Stock to an independent contractor for services rendered with a fair value of $1,243. The shares were issued pursuant to the exemption from registration set forth in Section 4(a)(2) of the Securities Act.

During the period July 23, 2014 to October 24, 2014, Aquarius Colorado sold through a Regulation D Rule 506 offering convertible promissory notes to no more than 35 unaccredited investors for an aggregate offering price of $445,000. These notes are convertible into 2,225,000 shares of our Common Stock. The notes were issued in transactions not involving public offerings in reliance upon an exemption from registration provided by Rule 506 of Regulation D of the Securities Act. Please note that pursuant to Rule 506, all notes and shares underlying the notes purchased in the Regulation D Rule 506 offerings were restricted in accordance with Rule 144 of the Securities Act. In addition, each of these note holders were either accredited as defined in Rule 501(a) of Regulation D promulgated under the Securities Act or sophisticated as defined in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act.

On November 3, 2014, we sold through a Regulation D Rule 506 offering a total 2,000,000 shares of Common Stock to no more than 35 unaccredited investors, at a price per share of $0.0777 for an aggregate offering price of $155,400. We offered and sold the shares, pursuant to the exemptions for registration afforded by Rule 506 of Regulation D, promulgated under the Securities Act.

On December 1, 2014, we issued an aggregate of 18,000,000 shares of our Common Stock to the former members of Aquarius Colorado in connection with the Exchange Agreement. On December 1, 2014, also in connection with the Exchange Agreement, we issued an aggregate of 2,000,000 shares of Series A Preferred Stock to the former members of Aquarius Colorado. The aggregate amount of consideration received by us in exchange for the issuance of the Common Stock and Series A Preferred Stock was $1,398,600. The shares were issued pursuant to the exemption from registration set forth in Section 4(a)(2) of the Securities Act.

During the period August 25, 2014 to November 30, 2014, Aquarius Colorado purchased 300,725 shares of our Common Stock under stock subscriptions with a fair value of $23,366 for issuance to independent contractors, including 37,500 shares each to Mr. Lawyer and Mr. Grede. These shares will be issued in January 2015. The shares will be issued pursuant to the exemption from registration set forth in Section 4(a)(2) of the Securities Act.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NUMBER	DESCRIPTION
3.1(a)	Articles of Incorporation, as amended and restated December 1, 2014*
3.1(b)	Certificate of Designation for Series A Preferred Stock*
3.2	By-Laws*
5.1	Opinion of Szaferman, Lakind, Blumstein & Blader, P.C.**
10.1	Share Exchange Agreement, dated December 1, 2014*
10.2	Form of Independent Contractor Agreement*
10.3	Independent Contractor Agreement with Donald Grede, dated September 1, 2014*
10.4	Independent Contractor Agreement with Michael Davis Lawyer, dated September 1, 2014*
10.5	Independent Contractor Agreement with The Aquarius Group, LLC , dated September 1, 2014*
10.6	Service Agreement with The Aquarius Group, LLC , dated July 4, 2014*
23.1	Consent of Cutler & Co., LLC *
23.2	Consent of Counsel (included in Exhibit 5.1, hereto)**

———————

*	Filed Herewith.
**	To Be Filed By Amendment.

ITEM 17. UNDERTAKINGS

(A)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.

To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5)

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Woodland Hills, State of California, on December 12, 2014.

AQUARIUS CANNABIS INC.

By:	/s/ Michael Davis Lawyer
Michael Davis Lawyer
Chief Executive Officer, President, and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Davis Lawyer	Chief Executive Officer, President, Chief Financial Officer, and Director (Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer)	December 12, 2014
Michael Davis Lawyer

/s/ Donald V. Grede	Vice President and Director	December 12, 2014
Donald V. Grede

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